Exhibit 4.31

Private & Confidential
Dated June 17, 2010

   GOLAR FREEZE HOLDING CO. (1)

   (Borrower)
   DnB NOR BANK ASA (2)

   CITIGROUP GLOBAL MARKETS LIMITED

   and

   DVB BANK SE

   (Mandated Lead Arrangers)
   EKSPORTFINANS ASA (3)

   (Eksportfinans Facility Lender)
   THE BANKS AND FINANCIAL INSTITUTIONS (4)

   referred to herein

   (Commercial Facility Lenders)
   DnB NOR BANK ASA (5)

   (Facility Agent and Security Agent)
   DnB NOR BANK ASA (6)

   (Bookrunner)
   DnB NOR BANK ASA (7)

   (Swap Bank)

FACILITIES AGREEMENT in respect of loan facilities of up to $125,000,000 relating to the vessel "GOLAR FREEZE"

Contents
Clause    Page
1    Purpose and definitions    1
2    The Commitments and the Loan    24
3    Interest    25
4    Repayment and prepayment    28
5    Fees commission and expenses    33
6    Payments and taxes; accounts and calculations    34
7    Representations and warranties    37
8    Undertakings    41
9    Conditions    56
10    Events of Default    57
11    Indemnities    63
12    Unlawfulness and increased costs    64
13    Set‑off, pro rata payments    66
14    Accounts    67
15    Transfer and lending office    70
16    Facility Agent, Security Agent and Reference Banks    73
17    Notices and other matters    74
18    Governing law and jurisdiction    75
Schedule 1 The Lenders and their Commitments    77
Schedule 2 The Ship    78
Schedule 3 Form of Drawdown Notice    79
Schedule 4 Documents and evidence required as conditions precedent (referred to in clause 9)    80
Schedule 5 Form of Transfer Certificate    85
Schedule 6 Calculation of Additional Cost    89
Schedule 7 Compliance Certificate    92
Schedule 8 Original Repayment Schedule    93
Part B - Commercial Loan Facility    93
Part A - Eksportfinans Loan Facility    94
Schedule 9 Form of DSRA Letter of Credit    95

THIS AGREEMENT is dated         2010 and made BETWEEN:

(1)	GOLAR FREEZE HOLDING CO. as Borrower;

(2)	DnB NOR BANK ASA, CITIGROUP GLOBAL MARKETS LIMITED and DVB BANK SE as Mandated Lead Arrangers;

(3)	EKSPORTFINANS ASA as Eksportfinans Facility Lender;

(4)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in Schedule 1 as Commercial Facility Lenders;

(5)	DnB NOR BANK ASA as Facility Agent and Security Agent;

(6)	DnB NOR BANK ASA as Bookrunner; and

(7)	DnB NOR BANK ASA as Swap Bank.
IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

1.1.1	This Agreement sets out the terms and conditions upon and subject to which the Lenders agree, according to their several obligations, to make available to the Borrower term loan facilities as follows:

(a)	a term loan facility from the Commercial Facility Lenders of up to $75,000,000; and

(b)	a term loan facility from the Eksportfinans Facility Lender of up to $50,000,000 conditional upon, amongst other things, the issue of the GIEK Guarantee, to be used for the purposes of:

(i)	partially re-financing the Previous Facility;

(ii)	paying fees and expenses incurred in connection with this Agreement;

(iii)	financing part of the Project Cost (including re-financing expenditure already incurred in respect of the Project Cost);

1.1.2	GIEK has agreed to guarantee payment of the Eksportfinans Loan Facility to the Eksportfinans Facility Lender in the circumstances, and up to the maximum amounts, specified in the GIEK Guarantee.

1.2	Definitions
In this Agreement, unless the context otherwise requires:
Account Bank means:

(a)
in respect of the Borrower Earnings Account, the Debt Service Reserve Account and, following the opening of the new Bareboat Charterer Earnings Account in accordance with clause 5.6 of the Four Party Deed, the Bareboat Charterer Earnings Account, DnB NOR Bank ASA acting through its office at 20 St. Dunstan’s Hill, London EC3R 8HY; and

(b)
prior to the opening of the new Bareboat Charterer Earnings Account in accordance with clause 5.6 of the Four Party Deed and in respect of the Bareboat Charterer Earnings Account, Nordea Bank Norge ASA acting through its office at P.O. Box 1166, Sentrum, 0107 Oslo, Norway

Account Security means:

(a)	the Borrower Accounts Charge;

(b)	the Bareboat Charterer Account Charge; and

(c)
any other deed of assignment or charge executed or (as the context may require) to be executed by any person in favour of the Security Agent in respect of, amongst other things, the Accounts, as security for the obligations of the Borrower under this Agreement and the other Security Documents in the agreed form or in such other form as the Facility Agent may reasonably require for the purpose of creating effective security over such Account under any applicable laws;

Accounts means, together, the Earnings Accounts and the Debt Service Reserve Account and Account means either of them;
Actual Delivery Date means the date as determined in accordance with clause 5.6(d) of the Time Charter, being 16 May 2010;
Additional Cost means, in relation to any period, a percentage calculated for such period at an annual rate determined in accordance with Schedule 6;
Additional Lease Security Amount means the amount of any additional security from time to time to be provided by the Lessee (or any member of the Golar LNG Group) pursuant to clause 25 or any other relevant provision of the Lease Agreement;
Affiliate of any specified person means any other person directly or indirectly controlling, or controlled by, or under direct or indirect common control with such specified person;
Agency Agreement means the agency and trust agreement executed or (as the context may require) to be executed between (among others) the Mandated Lead Arrangers, the Facility Agent, the Security Agent, the Lenders, the Borrower and the Security Parties in the agreed form;
Annual Financial Statements means annual consolidated financial statements of the Golar LNG Group comprising a profit and loss account and a balance sheet and cash flow statement and audited by the Auditors and unaudited management accounts of the Borrower, Bareboat Charterer and, while the Ship is leased to the Lessee under the Lease Agreement, the Lessee (unless such accounts are required by any person (other than a Creditor) to be audited for any purpose, in which case, audited annual accounts for the relevant companies will be provided);
Applicable Security Amount means the amount from time to time of the Applicable Security Amount as defined in the Lease Agreement;
Approved Brokers means, in relation to the Ship, such firm of insurance brokers, appointed by the Bareboat Charterer or the Lessee, as may from time to time be approved in writing by the Facility Agent for the purposes of this Agreement;
Approved Management Agreement means, in relation to the Ship:

(a)
the management agreement between the Lessee or the Bareboat Charterer and the Manager (or any sub-management agreement approved by the Facility Agent) providing (inter alia) for the Manager (or any other Approved Manager which sub-manages the Ship) to provide the technical management of (inter alia) the Ship, details of which are specified in Part 2 of Schedule 2; and

(b)
any future management agreement relative to (inter alia) the Ship entered into by the Lessee or the Bareboat Charterer (or sub-management agreement entered into by the Manager) with an Approved Manager on terms previously approved by the Facility Agent (such approval not to be unreasonably withheld);

Approved Manager means, in relation to the Ship:

(a)
the Manager (including, but not limited to, any other manager or sub-manager approved by the Facility Agent to whom the Manager may delegate its management of the Ship (which shall at the date of this Agreement include Golar Wilhelmsen Management SA, Wilhelmsen Ship Management and Thome Ship Management) on terms inter alia, that the Manager remains wholly responsible as principal to the Lessee or the Bareboat Charterer for the due performance of the relevant management obligations); or

(b)
or any other entity appointed with the prior written consent of the Facility Agent (not to be unreasonably withheld) and who has executed an undertaking to the Security Agent substantially similar to the form of the Manager’s Undertaking as manager or sub-manager of the Ship;

Arrangement Fee Letters means:

(a)	the letter dated on or about the date of this Agreement between the Borrower and the Facility Agent settling out such arrangement fees payable by the Borrower to the Commercial Facility Lenders; and

(b)
the letter dated on or about the date of this Agreement between the Borrower and the Eksportfinans Facility Lender setting out such arrangement fees payable by the Borrower to the Eksportfinans Facility Lender;

Assignment of Ship Rights means the deed of assignment executed, or (as the context may require) to be executed by the Lessor in favour of the Bareboat Charterer pursuant to which the Lessor assigns the Ship Rights to the Bareboat Charterer;
Auditors means PricewaterhouseCoopers or another first class firm of international accountants;
Availability Period means the period beginning on the date which the Facility Agent confirms that the conditions precedent required in accordance with clause 9 (Conditions) of this Agreement have been received or waived in full and ending on 16 November 2010;
Banking Day means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in Frankfurt, London, New York City and Oslo (or any other relevant place of payment under clause 6);
Bareboat Charter means the agreement dated 8 April 2003 (as supplemented and amended from time to time) between the Lessee and the Bareboat Charterer;
Bareboat Charterer means Golar Freeze UK Limited of 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB;
Bareboat Charterer Account Charge means the charge over the Bareboat Charterer Earnings Account executed, or (as the context may require) to be executed by the Bareboat Charterer in favour of the Security Agent;
Bareboat Charterer Earnings Account means the interest bearing Dollar account of the Bareboat Charterer with the relevant Account Bank designated by the Facility Agent to be an Earnings Account for the purposes of the Security Documents in accordance with clause 14 (Accounts);
Bareboat Charterer Guarantee means the guarantee executed, or (as the context may require) to be executed by the Bareboat Charterer in favour of the Security Agent;
Bareboat Charterer Share Security means, in relation to the Bareboat Charterer the charge of all the issued stock of the Bareboat Charterer executed (as the context may require) to be executed by the Shareholder in favour of the Security Agent in the agreed form;
Bookrunner means DnB NOR Bank ASA of 20 St. Dunstan’s Hill, London EC3R 8HY;
Borrowed Money means Indebtedness incurred in respect of:

(a)	money borrowed or raised and debit balances at banks;

(b)	any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance or documentary credit facilities;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)
deferred payments for assets or services acquired (other than assets or services acquired on normal commercial terms in the ordinary course of business where payment is deferred by no more than 180 days);

(f)	Capitalised Lease Obligations;

(g)	any other transaction (including, without limitation, forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money;

(h)	guarantees in respect of Indebtedness of any person falling within any of (a) to (g) above; and

(i)
preference share capital in the Borrower or any other member of the Golar LNG Group which is or may be redeemable prior to the relevant Maturity Date and/or the full and final discharge of all Indebtedness and liabilities of the Borrower under this Agreement;

Borrower means Golar Freeze Holding Co., a corporation organised and existing pursuant to the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;
Borrower Account Charge means the charge over the Borrower Earnings Account and the Debt Service Reserve Account, executed, or (as the context may require) to be executed by the Borrower in favour of the Security Agent;
Borrower Earnings Account means the interest bearing Dollar account of the Borrower with the relevant Account Bank designated by the Facility Agent to be an Earnings Account for the purposes of the Security Documents in accordance with clause 14 (Accounts);
Borrower Share Security means the pledge of all of the issued stock of the Borrower executed or (as the context may require) to be executed by the Shareholder in favour of the Security Agent in the agreed form;
Breakage Costs shall have the meaning ascribed to it in clause 11.1 (Miscellaneous indemnity);
Capital Expenditure means expenditure incurred in:

(a)	improving, upgrading or refurbishing the Ship or any other vessels or other fixed assets of the Golar LNG Group;

(b)
the acquisition of buildings, plant, machinery, vessels or other fixed tangible assets of the Golar LNG Group or other expenditure which is to be treated as Capital Expenditure in accordance with the Relevant GAAP including Capitalised Lease Obligation commitments, but does not include expenditure on repairing or maintaining the Ship or any other vessels or other fixed assets;
Capitalised Lease Obligation of any person means the obligation to pay rent or other payment amounts under a lease of (or other Borrowed Money arrangements conveying the right to use) real or personal property which is required to be classified and accounted for as a capitalised lease or a liability on the face of a balance sheet of such person in accordance with the Relevant GAAP (in the case of the Lease Agreement net of an amount equal to the aggregate of the Applicable Security Amounts or any Additional Lease Security Amount);
Casualty Amount means $6,000,000 (or the equivalent in any other currency);
Certificate of Acceptance means the certificate executed by the Time Charterer pursuant to clause 5.6(d) of the Time Charter in substantially the form of Appendix F of the Time Charter;
Charterhire means the amount of charter hire payable to the Bareboat Charterer by the Time Charterer pursuant to clause 15 of the Time Charter (including, without limitation, any Operating Costs described in clause 15.1(e) of the Time Charter);
Charterhire Reserve means an amount equal to 90 days of Charterhire to be held in reserve to cover any refunds of Charterhire to the Time Charterer required pursuant to the Time Charter;
Classification means the classification set forth in Part 1 of Schedule 2 with the Classification Society or such other classification as the Facility Agent shall, at the request of Bareboat Charterer or (as the case may be) the Lessee, have approved in writing (such approval not to be unreasonably withheld) shall be treated as the Classification of the Ship for the purposes of this Agreement;
Classification Society means the classification society set forth in Part 1 of Schedule 2 or such other classification society which the Facility Agent shall at the request of the Bareboat Charterer or (as the case may be) the Lessee, have approved (such approval not to be unreasonably withheld) shall be treated as its Classification Society for the purposes of this Agreement;
Commercial Facility Final Maturity Date means the date falling five years after the date of the Actual Delivery Date;
Commercial Facility Lenders means the Lenders referred to in Part A of Schedule 1 hereto and any Transferee Lender who participates in the Commercial Loan Facility and Commercial Facility Lender means any of them;
Commercial Facility Limit means up to $75,000,000, as the same may be reduced pursuant to any provision of this Agreement;
Commercial Facility Margin means:

(a)	3.25% per annum up to the Commissioning Date; and

(b)	thereafter, 3.00% per annum;
Commercial Facility Repayment Amount means, in relation to any Repayment Date, the amount set out in Part A of the Original Repayment Schedule or, as the case may be, any Replacement Repayment Schedule currently in force in relation to that Repayment Date;
Commercial Loan Facility means the term loan facility made available by the Commercial Facility Lenders pursuant to this Agreement;
Commercial Loan Facility Commitment means, in relation to each Commercial Facility Lender, the amount set opposite its name in Part A of Schedule 1, or as the case may require, the amount specified in the relevant Transfer Certificate in each case as that amount may be reduced, cancelled or terminated in accordance with this Agreement;
Commercial Loan Facility Contribution means, in relation to a Commercial Facility Lender, the part of the Commercial Loan Facility which is owing to that Commercial Facility Lender;
Commissioning Date means the date of completion of the Startup and Performance Tests (as defined in the Time Charter) to the satisfaction of the Time Charterer;
Commitment means:

(a)	in relation to each Commercial Facility Lender, its Commercial Loan Facility Commitment; and

(b)	in relation to the Eksportfinans Facility Lender, the Eksportfinans Loan Facility Commitment;
Completion Costs means:

(a)	the Conversion Costs;

(b)	the fees and interest on any financing incurred, or to be incurred, by a member of the Golar LNG Group in relation to the conversion of the Ship;

(c)	any expenses (including legal, fees to advisers and out-of-pocket expenses) incurred by the Lenders and the Parent in relation to the conversion of the Ship; and

(d)	the fees described in clause 5.1.1 (Arrangement fee);
Compliance Certificate means a certificate in the form or substantially in the form of Schedule 7 to be provided by the Borrower to the Facility Agent in accordance with clause 8.1.5(b)(iii);
Compulsory Acquisition means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Ship or, as the case may be, the Golar Winter by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;
Consolidated Debt Service means, for any financial period of the Borrower, the sum of:

(a)
the aggregate principal payable or paid during such period on any Borrowed Money of the Borrower and the Bareboat Charterer, other than rental or other obligations under the Lease Agreement which is secured by the Letter of Credit or equivalent obligations under the Risk Transfer Agreement and principal of any such Borrowed Money prepaid at the option of the Borrower;

(b)	aggregate interest expense (including, without limitation, capitalised interest accrued during such period) of the Borrower and the Bareboat Charterer for such period; and

(c)
all rent and any capital lease obligations or operating lease obligations by which the Borrower and the Bareboat Charterer is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period as calculated in accordance with Relevant GAAP and derived from the then latest audited consolidated or combined accounts of the Borrower and the Bareboat Charterer delivered to the Agent for each financial year other than rental or other obligations under the Lease Agreement which is secured by the Letters of Credit equivalent obligations under the Risk Transfer Agreement;

Construction Cost Summary means the summary of the Project Costs which was prepared by the Borrower in consultation with the Independent Engineer and which is delivered to the Facility Agent as a condition precedent under clause 9 (Conditions);
Contribution means:

(a)	in relation to each Commercial Facility Lender, its Commercial Loan Facility Contribution; and

(b)	in relation to the Eksportfinans Facility Lender, the Eksportfinans Loan Facility;
Control when used with respect to any person means either the ownership of more than 50% of the voting share capital (or equivalent rights of ownership) of such person or the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms Controlling and Controlled shall be construed accordingly;
Conversion Contracts means the contracts listed in Part 3 of Schedule 2;
Conversion Costs means an amount of approximately $145,000,000 to refinance group expenditure incurred, or to be incurred, in connection with the conversion of the Ship;
Creditors means the Mandated Lead Arrangers, the Facility Agent, the Security Agent, the Lenders, the Bookrunner and the Swap Bank;
Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a) purchases by way of assignment or transfer;
(b)     enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement;
Debt Service Reserve Account means the interest bearing Dollar account of the Borrower with the relevant Account Bank designated in writing by the Facility Agent to be a “Debt Service Reserve Account” in accordance with clause 14 (Accounts);
Deed of Covenant means the deed of covenant dated 8 April 2003 between the Lessor and the Lessee;
Default means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;
Disposal Repayment Date means:

(a)	where the Ship has become a Total Loss, its Total Loss Repayment Date; or

(b)
where the Ship is being sold in accordance with clause 8.3.14 (Sale or other disposal), the date upon which the sale of the Ship is completed by the transfer of title to the Ship to the purchaser in exchange for payment of the relevant purchase price.

Dollars and the symbol $ mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);
Drawdown Date means a Banking Day falling during the Availability Period, requested by the Borrower for the Loan to be drawn down or (as the context requires) the date on which the Loan is actually drawn down;
Drawdown Notice means a notice substantially in the terms of Schedule 3 in respect of the Loan;
DSRA Letter of Credit means an irrevocable standby letter of credit in a form and substance acceptable to the Security Agent issued by a bank or financial institution having the credit rating provided for in clause 14.2 (DSRA Minimum Amount) and issued favour of the Security Agent in accordance with clause 14.2 (DSRA Minimum Amount);
DSRA Minimum Amount means an amount equal to:

(a)	at any time up to 18 Months after the Actual Delivery Date, the next three Commercial Facility Repayment Amounts and Eksportfinans Facility Repayment Amounts; and

(b)	thereafter, the aggregate of the next six Commercial Facility Repayment Amounts and Eksportfinans Facility Repayment Amounts;
Earnings means all moneys whatsoever from time to time due or payable to the Borrower, the Lessee or the Bareboat Charterer during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to the Lessee or the Bareboat Charterer in the event of requisition of the Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship and any sums recoverable under any loss of earnings insurance;
Earnings Accounts means, together, the Bareboat Charterer Earnings Account and the Borrower Earnings Account and Earnings Account means either of them;
Eksportfinans Facility Final Maturity Date means the date falling eight years after the Actual Delivery Date;
Eksportfinans Facility Lender means the Lender referred to in Part B of Schedule 1 hereto or any Transferee Lender who participates in the Eksportfinans Loan Facility;
Eksportfinans Facility Limit means up to $50,000,000, as the same may be reduced pursuant to any provision of this Agreement;
Eksportfinans Facility Margin means:

(a)	0.95% per annum until the fifth anniversary of the Drawdown Date; and

(b)
thereafter, subject to clause 4.3.6 (Mandatory prepayment on failure to agree the Eksportfinans Facility Margin) such percentage per annum as shall be agreed between the Borrower and the Eksportfinans Facility Lender prior to the fifth anniversary of the Drawdown Date;

Eksportfinans Facility Repayment Amount means, in relation to any Repayment Date, the amount set out in Part B of the Original Repayment Schedule, or, as the case may be, any Replacement Repayment Schedule in relation to that Repayment Date;
Eksportfinans Loan Facility means the term loan facility made available by the Eksportfinans Facility Lender pursuant to this Agreement;
Eligible Swap Contract means any swap contracts entered or (as the context shall require) to be entered into between the Borrower and a bank or financial institution upon and pursuant to any swap confirmation made or to be made by the Borrower and incorporating the terms and conditions of any ISDA Master Agreement made between the Borrower and such bank or financial institution for the purpose of swapping for and/or capping to a fixed interest rate the Borrower’s exposure under this Agreement or any other Borrowed Money approved pursuant to clause 8.2.8 to fluctuations in Dollar interest rates and Continuing Eligible Swap Contract means, at any relevant time, an Eligible Swap Contract under which any party thereto has or may have continuing actual or contingent obligations at such time;
Eligible Swap Liabilities means Swap Liabilities owing to any bank or financial institution incurred under an Eligible Swap Contract;
Encumbrance means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security deposit arrangement, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including, without limitation, conditional sale or title transfer and/or retention arrangements having a similar effect);
Environmental Approval means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any vessel or its operation required under any Environmental Law;
Environmental Claim means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any vessel;
Environmental Laws means all national, international and state laws, rules, regulations, treaties and conventions applicable to any vessel pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;
Equity Contribution means the amount which has been or is to be invested indirectly into the Borrower by the Parent by way of subscription for share capital by the Parent or by cash made available to or on behalf of the Borrower by the Parent;
Equity Distribution means, in relation to a person, any of the following:

(a)	the purchase, redemption or other acquisition for any value by such person or any Subsidiary of such person of any ordinary or preference shares of such person’s share capital;

(b)	the repayment, redemption or acquisition for value by such person or any Subsidiary of such person of any other form of Equity Finance received or raised by such person; or

(c)
the declaration or payment of any dividend, interest, commission or other costs or charges of a periodic nature in respect of Equity Finance or the distribution of any of such person’s present or future assets, undertakings, rights or revenues to any of its shareholders;

Equity Finance means:

(a)	the issue for cash of ordinary shares in the Borrower;

(b)	the issue for cash of preference shares in the Borrower (other than preference share capital which constitutes Borrowed Money of the Borrower); or

(c)	any combination of the foregoing;
Event of Default means any of the events or circumstances described in clause 10.1 (Events);
Facility means the Commercial Loan Facility and/or, as the context may require, the Eksportfinans Loan Facility and Facilities means each of them;
Facility Agent means DnB NOR Bank ASA of 20 St Dunstan’s Hill, London EC3R 8HY or such other person as may be appointed Facility Agent for the Lenders pursuant to the Agency Agreement;
Flag State means the Marshall Islands or such other state or territory as the Lenders may approve (such approval not to be unreasonably withheld), at the request of the Borrower, as being the Flag State of the Ship for the purposes of the Security Documents;
Four Party Deed means a four party deed in respect of the Ship executed or (as the context may require) to be executed by the Borrower, the Lessee and the Bareboat Charterer in favour of the Security Agent in the agreed form pursuant to which:

(a)	the Borrower assigns its rights under the Risk Transfer Agreement;

(b)	the Bareboat Charterer and the Lessee assign their respective rights in the Earnings, the Insurances and the Requisition Compensation;

(c)	the Bareboat Charterer assigns its rights under the Time Charter and the Assignment of Ship Rights; and

(d)	the Lessee assigns its rights under the Bareboat Charter,
to the Security Agent;
Guarantees means the Parent Guarantee and the Bareboat Charterer Guarantee;
Guarantors means the Parent and the Bareboat Charterer and Guarantor mean either of them;
GIEK means Garanti-instituttet for Eksportkreditt acting through its office at Dronning Maudsgate 15, Vika N-0122, Oslo, Norway;
GIEK Guarantee means the guarantee issued or (as the context may require) to be issued by GIEK in favour of the Eksportfinans Facility Lender pursuant to which GIEK has guaranteed or will guarantee the Eksportfinans Loan Facility on terms agreed between the Eksportfinans Facility Lender and GIEK which are satisfactory to all the Lenders;
GIEK Guarantee Premium means:

(a)	prior to the Commissioning Date, 2.3% per annum;

(b)
after the Commissioning Date up to the Commercial Facility Final Maturity Date (or such earlier date upon which a higher percentage may be determined pursuant to paragraph (c) below), 2.05% per annum; and

(c)
if the final Commercial Facility Repayment Amount is refinanced on terms and conditions satisfactory to the Eksportfinans Facility Lender on or prior to the Commercial Facility Final Maturity Date, such percentage per annum as, when aggregated with the Eksportfinans Facility Margin (as agreed between the Borrower and the Eksportfinans Facility Lender prior to the fifth anniversary of the Drawdown Date), may be equal to the Commercial Facility Margin (as the same may be amended for the purposes of such refinancing);

Golar LNG Group means the Parent and its Subsidiaries and, for the purposes of the definitions of Annual Financial Statements and Quarterly Financial Statements (and the expression Golar LNG Group where used in such definitions, means any company or entity whose accounts are to be consolidated with those of the Parent in accordance with Relevant GAAP shall be treated as a Subsidiary of the Parent);
Golar Winter means the LNG carrier named GOLAR WINTER registered under Marshall Islands flag and whose registered owner is the Golar Winter Lessor;
Golar Winter Account Bank means Lloyds TSB Bank plc of City Office, P.O. Box 72, Bailey Drive, Gillingham Business Park, GILLINGHAM, Kent ME8 0LS;
Golar Winter Account Security means the second priority deed of assignment or charge executed or (as the context may require) to be executed by the Golar Winter Lessee and the Golar Winter Bareboat Charterer in favour of the Security Agent with respect to the Golar Winter Earnings Accounts;
Golar Winter Bareboat Charter means the sub-lease agreement dated 8 April 2004 between the Golar Winter Bareboat Charterer and the Golar Winter Lessee;
Golar Winter Bareboat Charter Earnings shall have the meaning given to the term “Earnings” in the Golar Winter Bareboat Charter;
Golar Winter Bareboat Charterer means Golar Winter UK Ltd. of 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB;
Golar Winter Earnings means, together, the Golar Winter Lease Earnings and the Golar Winter Bareboat Charter Earnings;
Golar Winter Earnings Accounts means, together:

(a)	the accounts designated “Golar LNG 2220-Lessee Dollar Earnings Account” and “Golar LNG 2220-Lessee Sterling Earnings Account” pursuant to the Golar Winter Lease; and

(b)	the accounts designated “Golar Winter UK - Operating Account”, “Golar Winter UK - Operating Thome Account” and “Golar Winter UK - Earnings Account” pursuant to the Golar Winter Bareboat Charter;
Golar Winter Financing means the financing arrangements of the Golar Winter pursuant to the Golar Winter Transaction Documents;
Golar Winter Insurances shall have the meaning given to the term “Insurances” in the Golar Winter Lease;
Golar Winter Intercreditor Deed means the intercreditor deed entered into or (as the context may require) to be entered into between the Golar Winter Lessor, the Golar Winter Account Bank, the Parent, the Golar Winter Lessee, the Golar Winter Bareboat Charterer and the Security Agent;
Golar Winter Lease means the lease agreement dated 16 March 2004 between the Golar Winter Lessor and the Golar Winter Lessee as amended by a supplemental agreement dated 7 April 2004 between the Golar Winter Lessor and the Golar Winter Lessee and as further amended from time to time;
Golar Winter Lease Earnings shall have the meaning given to the term “Earnings” in the Golar Winter Lease;
Golar Winter Lease Guarantee means the guarantee dated 7 April 2004 executed by Lloyds TSB Bank plc in favour of the Golar Winter Lessee;
Golar Winter Lessee means Golar LNG 2220 Corporation of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands;
Golar Winter Lessor means Lloyds TSB Maritime Leasing (No. 13) Limited of 25 Gresham Street, London EC2V 7HN;
Golar Winter Parties means any member of the Golar LNG Group who is a party to the Golar Winter Transaction Documents and Golar Winter Party means any of them;
Golar Winter Sale Proceeds means, the sale proceeds of Golar Winter, payable to the Golar Winter Lessor (after deducting the Golar Winter Lessee’s reasonable costs and out-of-pocket expenses incurred in connection with such sale);
Golar Winter Security Assignment means the first priority assignment executed, or (as the context may require) to be executed by the Golar Winter Lessee in favour of the Security Agent;
Golar Winter Security Documents means:

(a)	the Golar Winter Security Assignment;

(b)	the Golar Winter Three Party Deed;

(c)	the Golar Winter Accounts Security; and

(d)	the Golar Winter Intercreditor Deed;
Golar Winter Termination Event shall have the meaning given to the term “Termination Event” in the Golar Winter Lease;
Golar Winter Three Party Deed means a second priority three party deed in respect of Golar Winter executed or (as the context may require) to be executed by the Golar Winter Lessee and the Golar Winter Bareboat Charterer in favour of the Security Agent;
Golar Winter Time Charter Payments shall have the meaning given to the term “Hire” in the Golar Winter Time Charter;
Golar Winter Time Charterer means Petróleo Brasillero S.A. - Petrobras;
Golar Winter Time Charter means the time charter dated 4 September 2007 between the Golar Winter Bareboat Charterer and the Golar Winter Time Charterer;
Golar Winter Total Loss Proceeds means the proceeds of any policy or contract of insurances arising in respect of a Total Loss (as such term is defined in the Golar Winter Lease) and any Requisition Compensation received in respect of a Compulsory Acquisition of Golar Winter;
Golar Winter Transaction Documents means:

(a)	the Golar Winter Lease;

(b)	the Golar Winter Bareboat Charter;

(c)	the Golar Winter Time Charter; and

(d)	the Golar Winter Lease Guarantee;
Government Entity means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;
Guarantee means, together, the Parent Guarantee and the Bareboat Charterer Guarantee;
Indebtedness means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;
Independent Engineer means Wavespec of Fullbridge Mill, Fullbridge, Maldon, Essex, CM9 4LE;
Insurances means, in relation to the Ship, all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or War Risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of, amongst others, the Owner and/or the Lessee and/or the Bareboat Charterer (whether in the sole name of the Owner or in the joint names of the Owner, the Lessee, the Bareboat Charterer and any other person) in respect of the Ship or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);
Interest Period means each period for the calculation of interest in respect of the Facility determined in accordance with clause 3.2 (Determination of Interest Periods);
ISM Code means the International Management Code for the Safe Operation of Ship and for Pollution Prevention constituted pursuant to Resolution A.741 (18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulation issued pursuant to it;
ISPS Code means the International Ship and Port Facility Security Code constituted pursuant to Resolution A.924(22) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
L/C Bank means, Santander UK plc and where the context so requires, such other bank as may replace the L/C Bank (whether with a Letter of Credit or alternative arrangement satisfactory to the Lessor) pursuant to the Lease Agreement;
L/C Deposit Account means, the account opened by the Lessee with the L/C Bank in connection with the Letter of Credit arrangements;
L/C Deposit Moneys means, the cash deposit placed by the Lessee in the L/C Deposit Account as security for the Lessee’s obligations under the Lease Agreement and any moneys accruing to such account;
L/C Documents means each of the Letters of Credit together with the deposit agreement and deposit charge, guarantee and indemnity and reimbursement agreement entered into between the Lessee and the L/C Bank in relation thereto;
Lease Agreement means:

(a)	prior to a Standby Ship Disposition, the lease agreement dated 8 April 2003, as supplemented and amended and entered into between the Lessor and the Lessee; and

(b)	following a Standby Ship Disposition, the relevant Standby Lease;
Lease Documents means, for the purposes of this agreement, the Lease Agreement and the guarantee dated 8 April 2003 relating thereto issued by the Parent in favour of the Lessor;
Lenders means, together, the Eksportfinans Facility Lender and the Commercial Facility Lenders;
Lessee means Golar Gas Holding Company, Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands;
Lessor means Sovereign Freeze Limited of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda;
Lessor Parent Support Letter means the support letter issued or (as the context may require) to be issued by Santander UK plc in favour of the Security Agent with respect to the Lessor;
Letter of Credit means the letter(s) of credit or alternative security arrangements issued or put in place by the L/C Bank in favour of the Lessor whereby the L/C Bank has secured certain payment obligations of the Lessee to the Lessor under the Lease Agreement and Letters of Credit means all such letters of credit;
LIBOR means, in relation to a particular period, the rate for deposits of Dollars for a period equivalent to such period at or about 11 am (London time) on the second Banking Day before the first day of such period as displayed on the appropriate page of the Reuters screen (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (BBAIRS terms) dated August, 1985)), provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to four decimal places) of the rates respectively quoted to the Facility Agent by each of the Reference Banks at the request of the Facility Agent as such Reference Bank’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11 am (London time) on the second Banking Day before the first day of such period;
Loan means the aggregate principal amount borrowed, or to be borrowed, by the Borrower under this Agreement or (as the context may require) the aggregate principal amount owing to the Lenders under this Agreement at any relevant time;
Loss Payable Clause means the provisions regulating the manner of payment of sums receivable under the Insurances of the Ship which are to be incorporated in the relevant insurance documents, such Loss Payable Clause to be in the form set out in Schedule 1 to the Proceeds Deed or in such other forms as may from time to time be agreed in writing by the Facility Agent;
Majority Lenders means at any relevant time:

(a)	Lenders the aggregate of whose Contributions equal or exceed 66 2/3% of the Loan at that time; or

(b)	Lenders the aggregate of whose Commitments exceed 66 2/3% of the Total Commitments at that time, save where the Contributions or, as the case may be, Commitments of a single Lender exceed, or the aggregate Contributions or, as the case may be, Commitments of Lenders which are Affiliates of each other together exceed 66 2/3% of the Loan or, as the case may be, the Total Commitments, Majority Lenders shall mean Lenders the aggregate of whose Contributions or, as the case may be, Commitments exceed the Contributions, or as the case may be, Commitment of such single Lender or the aggregate of the Contributions or, as the case may be, Commitments of such Lenders who are Affiliates of each other;
Manager means Golar Management Limited of 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB;
Manager’s Undertaking means an undertaking in respect of the Ship executed or (as the context may require) to be executed by the Approved Manager in favour of the Security Agent in the agreed form;
Mandated Lead Arrangers means DnB NOR Bank ASA of 20 St. Dunstan’s Hill, London EC3R 8HY, Citigroup Global Markets Limited of 33 Canada Square, Canary Wharf, London E14 SLB and DVB Bank SE of 80 Cheapside, London EC2V 6EE and Mandated Lead Arranger means either of them;
Margin means the Commercial Facility Margin or, as the case may be, the Eksportfinans Facility Margin;
Master Swap Agreement means the agreement made or (as the context may require) to be made between the Borrower and the Swap Bank comprising an ISDA Master Agreement and Schedule thereto in the agreed form;
Maturity Date means the Commercial Facility Final Maturity Date or (as the context may require) the Eksportfinans Facility Final Maturity Date;
Month means a period beginning in one calendar Month and ending in the next calendar Month on the day numerically corresponding to the day of the calendar Month on which it started, provided that (a) if the period started on the last Banking Day in a calendar Month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar Month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar Month but if there is no such Banking Day it shall end on the preceding Banking Day and Months and Monthly shall be construed accordingly;
Mortgage means, in relation to the Ship:
prior to a Standby Ship Disposition the first preferred Marshall Islands vessel mortgage dated 15 December 2009 of the Ship executed by the Lessor in favour of the Lessee; and

(a)	after a Standby Ship Disposition, a first preferred mortgage of the Ship to be executed by the Standby Purchaser in favour of the Security Agent in an agreed form, and Mortgages means all of such mortgages and, where applicable, the Deed of Covenant or other collateral deeds;
Mortgage Transfer means, prior to a Standby Ship Disposition, the assignment of the Mortgage executed or (as the context may require) to be executed by the Lessee in favour of the Security Agent;
Norwegian Project Costs means, at any time, the aggregate of the Project Costs paid to, or incurred in respect of any supplier of Norwegian content in the conversion of the Ship;
Notices of Assignment means, the various notices of assignment and acknowledgements in the forms set out in the relevant schedules to the Proceeds Deed, the Security Assignment, the Four Party Deed and other Security Documents (as applicable) or, in such other form as may from time to time be required or agreed in writing by the Facility Agent;
Operating Costs means, in relation to the Ship during any period, all moneys paid by or on behalf of the Lessee or the Bareboat Charterer during such period in respect of:

(a)
liabilities incurred for the purpose of operating the Ship including costs of manning, insuring, repairing, maintaining and drydocking the Ship in accordance with the requirements of this Agreement, the Lease Agreement and the Time Charter;

(b)	all proper and reasonable expenses of managing and administering the corporate affairs of the Lessee or the Bareboat Charterer;

(c)	any remuneration of the Approved Manager of the Ship under the Approved Management Agreement for the Ship;

(d)	amounts incurred by way of Capital Expenditure on the Ship which is permitted under clause 8.2.2 (Capital Expenditure);

(e)	amounts required to discharge liabilities or obligations to third parties incurred in the ordinary course of the operation of the Ship;

(f)
the repair or making good any loss or damage arising out of a casualty to the Ship or any collision, accident or other circumstances resulting in death or personal injury to any person and/or damage to any property or economic interests; and

(g)
any amount equal to the approved proportion of any proper and reasonable costs and expenses of managing and administering the corporate affairs of the Borrower as may from time to time be approved in writing by the Facility Agent;

Original Repayment Schedule means the schedule of Repayment Amounts set out in Schedule 8;
Owner means, with respect to each Ship:

(a)	prior to a Standby Ship Disposition, the Lessor; and

(b)	following a Standby Ship Disposition, the Standby Purchaser;
Parent means Golar LNG Limited a company incorporated in Bermuda whose registered office is at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM08, Bermuda;
Parent Guarantee means the guarantee executed or (as the context may require) to be executed by the Parent in favour of the Security Agent in the agreed form;
Permitted Encumbrance means:

(a)	any Encumbrance created or existing pursuant to the Transaction Documents (which for this purpose shall be the Transaction Documents as defined in the Proceeds Deeds);

(b)	Permitted Liens;

(c)	any Encumbrance disclosed in writing to the Facility Agent prior to the date of this Agreement and acceptable to the Facility Agent; and

(d)	any Encumbrance created with the prior written consent of the Facility Agent;
Permitted Liens means, to the extent not yet required to be discharged pursuant to the terms of the Mortgage:

(a)
any ship repairer’s or outfitter’s possessory lien in respect of the Ship or, as the case may be, the Golar Winter provided that (i) the lien on the Ship or, as the case may be, the Golar Winter is for an amount not exceeding $6,000,000 and (ii) no such lien shall be deemed a Permitted Lien if it is incurred at a time when a Default has occurred and is continuing until such time as the Default is no longer continuing;

(b)	the ship repairer’s lien or outfitter’s possessory lien not falling within paragraph (a) of this definition but which has been previously approved in writing by the Majority Lenders;

(c)	any lien on a ship for current master’s, officer’s or crew’s wages outstanding in the ordinary course of trading for a period not exceeding 30 days; and

(d)	any lien for salvage;
Pollutant means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;
Port of Registry means in relation to the Ship, the port (if any) set forth against the name of the Ship in Part 1 of Schedule 2 or such other port of registry (if any) in the Ship’s Flag State approved in writing by the Facility Agent acting on the instructions of the Lenders at which the Ship is, or is to be registered on, or at any relevant time after, the date hereof;
Pounds, Sterling and the symbol £ means the lawful currency for the time being of the United Kingdom;
Previous Facility means the $300,000,000 term loan made available by certain banks and financial institutions pursuant to the Previous Facility Agreement;
Previous Facility Agreement means the loan agreement between (inter alios), the Lessee as borrower, the banks and financial institutions named therein and Nordea Bank Norge ASA as facility agent and security agent dated 21 March 2005 (as subsequently amended and restated pursuant to a first supplemental agreement dated 29 March 2005, and as further amended by a second supplemental agreement dated 27 June 2008, a third supplemental agreement dated 29 September 2008, a fourth supplemental deed dated 12 August 2009) a fifth supplemental deed dated 9 November 2009, a sixth supplemental deed dated 23 March 2010 and a seventh supplemental deed dated June 2010 and as may be further amended from time to time);
Proceeds Account means the Dollar and Sterling accounts opened by the Lessor with the Proceeds Account Bank pursuant to and in accordance with clause 2.8 of the Proceeds Deed;
Proceeds Account Bank means Nordea Bank Finland plc, London Branch of 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB;
Proceeds Account Charge means the account charge or assignment (as the case may be) executed or (as the context may require) to be executed by the Lessor in favour of the Lessee in an agreed form;
Proceeds Deed means the deed of proceeds and priorities between (inter alios) the Security Agent, the Lessor, the Lessee, the Standby Purchaser and the Proceeds Account Bank with respect to the Ship to be entered into on or about the date hereof;
Project Cost means an amount of up to $185,000,000;
Quarterly Financial Statements means quarterly:

(a)	consolidated financial statements of the Golar LNG Group; and

(b)	management accounts of the Borrower, the Bareboat Charterer and whilst the Ship is leased to the Lessee under the Lease Agreement, the Lessee, prepared as at 31 March, 30 June, 30 September (but not 31 December) in each year (or three, six or nine (but not twelve) Months after the commencement of the Parent’s, the Borrower’s or, as the case may be, the Bareboat Charterer’s and the Lessee’s accounting period should its accounting reference date be changed, with the prior written consent of the Facility Agent (acting on the instructions of the Lenders) from 31 December) comprising a profit and loss account and a balance sheet and a cash flow statement;
Quiet Enjoyment Letter means the letter entered or (as the context may require) to be entered into between the Lessor (or, following a Standby Ship Disposition, the Standby Purchaser), the Lessee, the Bareboat Charterer, the Security Agent and the Time Charterer in the form attached as Appendix H to the Time Charter;
Reference Banks means DnB NOR Bank ASA and Citibank N.A. and/or any other Lender appointed as such pursuant to the Agency Agreement;
Registry means, in relation to the Ship, such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register the Ship, the Lessor’s title to the Ship and the Mortgage under the laws and flag of the Flag State;
Relevant GAAP means accounting principles, concepts, bases and policies generally adopted and accepted in the respective jurisdiction in which the Borrower, the Lessee and the Bareboat Charterer are required to produce and file accounts from time to time;
Relevant Jurisdiction means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;
Repayment Amount means a Commercial Facility Repayment Amount or, as the case may be, an Eksportfinans Facility Repayment Amount;
Repayment Dates means (subject to clause 6.4 (Non-Banking Days)):

(a)	each of the dates specified in the Original Repayment Schedule or, as the case may be, any Replacement Repayment Schedule;

(b)	the Eksportfinans Facility Final Maturity Date; and

(c)	the Commercial Facility Final Maturity Date;
and Repayment Date means any of them;
Replacement Repayment Schedule means the replacement of the Original Repayment Schedule calculated by the Facility Agent in accordance with clause 4.9 (Replacement Repayment Schedule);
Requisition Compensation means all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Ship;
Risk Transfer Agreement means the risk transfer agreement entered into or (as the context may require) to be entered into by the Borrower and the Lessee;
Rollover Date means the last day of an Interest Period;
Sale Proceeds means, the sale price of the Ship payable to the Owner (after deducting the Owner’s reasonable costs and out-of-pocket expenses incurred in connection with such sale);
Santander UK plc means Santander UK plc, a company incorporated under the laws of England with its registered office at 2 Triton Square, Regent’s Place, London NW1 3AN, England;
Security Agent means DnB NOR Bank ASA or such other person as may be appointed security agent and trustee for the Lenders pursuant to the Agency Agreement;
Security Assignment means the security assignment executed or (as the context may require) to be executed by the Lessee in favour of the Security Agent with respect to the Lessee’s right, title and interest in, to and under, amongst other things, the Lease, the Proceeds Account Charge, the Deed of Covenant and the Mortgage in an agreed form;
Security Documents means:

(a)	this Agreement;

(b)	the Mortgage Transfer or, as the case may be, the Mortgage;

(c)	the Guarantees;

(d)	the Security Assignment;

(e)	the Share Security;

(f)	the Account Security;

(g)	the Quiet Enjoyment Letter;

(h)	the Four Party Deed;

(i)	the Proceeds Deed;

(j)	the Proceeds Account Charge;

(k)	the Lessor Parent Support Letter;

(l)	any DSRA Letter of Credit;

(m)	the Standby Purchaser Assignment;

(n)	the Standby Purchaser Share Security;

(o)	the Swap Assignment;

(p)	the Manager’s Undertaking;

(q)	the Golar Winter Security Documents; and

(r)
any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of, any moneys from time to time owing by the Borrower pursuant to this Agreement or the Master Swap Agreement (whether or not such documents also secure moneys from time to time owing pursuant to any other documents or agreement) or owing by any other person;

Security Party means the Borrower, the Lessee and any member of the Golar LNG Group (which shall include the Golar Winter Parties) who may at any time be a party to any of the Security Documents;
Security Period means the period commencing on the date of this Agreement and continuing for so long as any moneys are owing, actually or contingently, under the Master Swap Agreement and/or the Security Documents;
Share Security means, together, the Borrower Share Security and the Bareboat Charterer Share Security;
Shareholder means Golar LNG Holding Co. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands;
Ship means the LNG carrier named GOLAR FREEZE registered under the Marshall Islands flag under the ownership of the Lessor and as more particularly described in Part 1 of Schedule 2; and
Ship Rights means all rights including, without limitation, the benefit of all rights, licences, warranties and indemnities arising out of the Conversion Contracts and which were necessary for the implementation of the conversion of the Ship to an FSRU, to which the Bareboat Charterer is or may from time to time be entitled.
Solvent means with respect to any person on a particular date, that on such date:

(a)	the fair market value of the assets of such person is greater than the total amount of liabilities (including the present or expected value of contingent liabilities) of such person;

(b)
the present fair saleable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person for its debts as they become absolute and matured;

(c)	such person is able to realise upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature;

(d)	such person does not have unreasonably small capital; and

(e)	such person does not intend to or believe it will incur debts beyond its ability to pay as they mature;
Standby Lease means the Standby Lease defined in the Proceeds Deed;
Standby Purchaser means, LNG Shipping Co., a Cayman Islands company having its registered office at P.O. Box 694 GT, CIBC Financial Centre, 11 Dr. Roys Drive, George Town, Grand Cayman, Cayman Islands;
Standby Purchaser Account Bank means Nordea Bank Finland plc, London Branch in such capacity;
Standby Purchaser Assignment means the security assignment executed or (as the context may require) to be executed by the Standby Purchaser in favour of the Security Agent containing an assignment by the Standby Purchaser of its rights, title and interests in and to the earnings, insurance and requisition compensation in respect of the Ship, the Standby Purchaser Proceeds Accounts and the Standby Lease.
Standby Purchaser Dollar Proceeds Account means the Dollar account of the Standby Purchaser with the Standby Purchaser Account Bank which the parties hereto may agree shall be the Standby Purchaser Dollar Proceeds Account for the purposes of the Proceeds Deed;
Standby Purchaser Proceeds Accounts means the Standby Purchaser Dollar Proceeds Account and the Standby Purchaser Sterling Proceeds Account and Standby Purchaser Proceeds Account means either of them;
Standby Purchaser Share Security means the share charge executed or (as the context may require) to be executed by the Standby Purchaser Shareholder in favour of the Security Agent containing a first priority charge by the Standby Purchaser Shareholder of its rights, title and interests in and to the shares in respect of the Standby Purchaser;
Standby Purchaser Shareholder means CIBC Bank and Trust Company (Cayman) Limited;
Standby Purchaser Sterling Proceeds Account means such Sterling account of the Standby Purchaser with the Standby Purchaser Account Bank which the parties hereto may agree shall be the Standby Purchaser Sterling Proceeds Account for the purposes of the relevant Proceeds Deed;
Standby Ship Disposition shall have the meaning given thereto in the Proceeds Deed;
Subsidiary of a person means any company or entity directly or indirectly Controlled by such person and a wholly owned Subsidiary of a person means a Subsidiary which has no members except such person and that person’s wholly owned Subsidiaries and its or their nominees;
Swap Assignment means the security assignment executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent with respect to the Borrower’s right, title and interest in, to and under the Master Swap Agreement in an agreed form;
Swap Bank means DnB NOR Bank ASA and includes its successors in title and assignees and transferees;
Swap Liabilities means Indebtedness incurred in respect of swaps, forward exchange contracts, futures and other derivatives (but so that when calculating the value of any derivative transaction, only the marked to market value shall be taken into account) and guarantees in respect of such Indebtedness;
Taxes includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and Taxation shall be construed accordingly;
Time Charter means the charter in respect of the Ship dated 20 April 2008 and made between the Bareboat Charterer and the Time Charterer;
Time Charterer means Dubai Supply Authority of PO Box 207, Dubai, United Arab Emirates;
Time Charterer Default means a breach of the obligations of the Time Charterer under the Time Charter;
Total Commercial Loan Facility Commitments means the aggregate of the Commercial Loan Facility Contributions of all the Commercial Facility Lenders;
Total Commitments means the aggregate, at any relevant time, of the Eksportfinans Loan Facility Commitments and the Total Commercial Loan Facility Commitments;
Total Loss means, in relation to the Ship:

(a)	actual, constructive, compromised or arranged total loss of the Ship; or

(b)	the Compulsory Acquisition of the Ship; or

(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless the Ship be released and restored to the Lessee or the Bareboat Charterer from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within 60 days after the occurrence thereof; or

(d)
the expiry of 180 days (or such longer period as the Borrower and the Security Agent may agree) after the Ship shall have been requisitioned for hire by a Government Entity or other competent authority, whether de jure or de facto;

Total Loss Proceeds means the proceeds of any policy or contract of insurances arising in respect of a Total Loss and any Requisition Compensation received in respect of a Compulsory Acquisition;
Total Loss Repayment Date means the date which is the earlier of:

(a)
the date 180 days after the Ship became a Total Loss or such later date as may be agreed in writing by the Facility Agent (acting on the instructions of the Majority Lenders) if they are satisfied that the Ship was properly insured at the time of such Total Loss and that insurance proceeds in respect of such Total Loss will be recovered in amounts sufficient to enable the Borrower to comply with its prepayment obligations under clause 4.4 (Prepayment on Total Loss and disposal of the Ship, etc.) arising as a consequence of such Total Loss and will be applied in accordance with the Security Documents by the later date so agreed; and

(b)
the date upon which insurance proceeds or Requisition Compensation in respect of such Total Loss are received by the Lessee or the Bareboat Charterer (or the Security Agent as the Lessee’s or Bareboat Charterer’s assignee pursuant to the Four Party Deed);

Transaction has the meaning ascribed thereto in the Master Swap Agreement;
Transaction Documents means:

(a)	the Time Charter;

(b)	the Conversion Contracts;

(c)	any Approved Management Agreement;

(d)	the Risk Transfer Agreement; and

(e)	the Assignment of Ship Rights.
Transfer Certificate means a transfer certificate for the purposes of clause 15.4 (Transfers) substantially in the form set out in Schedule 5 (or in such other form as the Lenders may approve or require);
Transferee Lender and Transferor Lender shall have the meaning ascribed to those expressions in clause 15.2 (Assignments and transfers by the Lenders);

1.3	Insurance terms
In clause 8.3.1:
Excess Risks means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding its insured value;
Protection and Indemnity Risks means the usual risks (including oil pollution) covered by a United Kingdom or Norwegian protection and indemnity association or a protection and indemnity association which is managed in the United Kingdom or Norway (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision); and
War Risks includes those risks covered by the standard form of English marine policy with Institute War and Strikes Clauses - Time (1/11/95) attached or similar cover or (if placed on Norwegian terms) means the War Risks described in the Norwegian Marine Insurance Plan of 1996 as amended.

1.4	Accounting terms
All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with Relevant GAAP (whether or not such is indicated in this Agreement).

1.5	Headings
Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.6	Construction of certain terms
In any Security Document unless the context otherwise requires:

1.6.1	references to clauses and Schedules are to be construed as references to clauses of, and Schedules to, such Security Document and references to such Security Document include its Schedules;

1.6.2
references to (or to any specified provision of) any Security Document or any other document shall be construed as references to such Security Document, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of any Security Document or the relevant document, required to be obtained as a condition to such amendment) with the consent of the Facility Agent;

1.6.3
references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.6.4	words importing the plural shall include the singular and vice versa;

1.6.5	references to a time of day are to London time;

1.6.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.6.7	references to any person includes such person’s assignees and successors in title;

1.6.8
references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.6.9	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.7	Majority Lenders
Where this Agreement provides for any matter to be determined by reference to the opinion of the Majority Lenders or to be subject to the consent or request of the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Lenders shall have given or issued such opinion, consent, request or instructions but so that the Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders whether or not this is in fact the case.

1.8	Agreed forms
In this Agreement, any document expressed to be “in the agreed form” means a document in a form agreed by (and for the purposes of identification signed by or on behalf of) the Borrower and the Facility Agent or (in the case of any of the other Security Documents) a document in the form actually executed by both the relevant Security Party or relevant Security Parties and the Security Agent.

1.9	Meaning of “acting in concert”
For the purposes of this Agreement persons acting in concert comprise persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them of shares in a company to obtain or consolidate Control over 10% or more of (a) the ordinary share capital or (b) the voting rights attributable to the ordinary share capital of that company and for this purpose persons who are associates of each other shall be presumed to be persons acting in concert unless the contrary is demonstrated to the satisfaction of the Facility Agent.

2	The Commitments and the Loan

2.1	Amount

2.1.1
Upon and subject to the terms and conditions of this Agreement and in reliance on the representations and warranties in clause 7 (Representations and warranties), the Eksportfinans Facility Lender and the Commercial Facility Lenders severally agree that loan facilities shall be provided to the Borrower as follows:

(a)
by the Eksportfinans Facility Lender, a term loan facility of up to the Eksportfinans Facility Limit conditional upon the issue of the GIEK Guarantee and further conditional on such amount being reduced if, and to the extent that, the Norwegian Project Costs as evidenced to the Eksportfinans Facility Lender is less than the amount required under the GIEK Guarantee, in which case paragraph 12 of part 2 of Schedule 4 shall apply; and

(b)	by the Commercial Facility Lenders, a term loan facility of up to the Commercial Facility Limit.

2.1.2	Amounts advanced under this Agreement shall not exceed 68% of the Project Cost.

2.1.3
Subject to the other provisions of this Agreement, each Commercial Facility Lender shall participate in the Commercial Loan Facility in the proportion which its Commercial Loan Facility Commitment bears to the Total Commercial Loan Facility Commitments.

2.2	Obligations several
The obligations of each Lender under this Agreement are several; the failure of any Lender to perform such obligations shall not relieve any other Lender, the Mandated Lead Arrangers, the Facility Agent, the Security Agent or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall the Mandated Lead Arrangers, the Facility Agent, or the Security Agent be responsible for the obligations of any Lender (except for its own obligations, if any, as a Lender) nor shall any Lender be responsible for the obligations of any other Lender under this Agreement.

2.3	Interests several

2.3.1
Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) the interests of the Mandated Lead Arrangers, the Facility Agent, the Security Agent and the Lenders are several and the amount due to the Mandated Lead Arrangers, the Facility Agent, the Security Agent (each for its own account) and to each Lender is a separate and independent debt.

2.3.2
The Mandated Lead Arrangers, the Facility Agent, the Security Agent and any Lender shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for the Mandated Lead Arrangers, the Facility Agent, the Security Agent or any Lender (as the case may be) to be joined as an additional party in any proceedings for this purpose.

2.4	Drawdown

2.4.1
Subject to the terms and conditions of this Agreement, the Loan shall be made to the Borrower following receipt by the Facility Agent from the Borrower of a Drawdown Notice not later than 10 a.m. (London time) on the third Banking Day before the proposed Drawdown Date (or such later date as the Facility Agent may, in its absolute discretion, agree).

2.4.2	A Drawdown Notice shall be effective on actual receipt by the Facility Agent and, once given, shall, subject as provided in clause 3.6.2), be irrevocable.

2.4.3	The Loan shall only be made on a Banking Day within the Availability Period.

2.4.4	If the Loan is not drawn down by the end of the Availability Period, the Commitments shall thereupon be automatically cancelled.

2.5	Availability
Upon receipt of the Drawdown Notice complying with the terms of this Agreement, the Facility Agent shall promptly notify each Lender thereof and of the date on which the Loan is to be made and, subject to the provisions of clause 9 (Conditions), on such date on which the Loan is to be made each of the Lenders shall make available to the Facility Agent its portion of the Loan for payment by the Facility Agent in accordance with clause 6.2 (Payment by the Lenders) .

2.6	Application of proceeds
Without prejudice to the Borrower’s obligations under clause 8.1.3 (Use of proceeds), none of the Creditors shall have any responsibility for the application of proceeds of the Loan by the Borrower.

2.7	Swap transactions

2.7.1
If, at any time during the Security Period, the Borrower wishes to enter into interest rate swap transactions so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, they shall advise the Swap Bank in writing and provide the Swap Bank with a right of first refusal with respect to such interest rate swap transactions (i.e. the Swap Bank shall be given the opportunity to match the terms for such interest rate swap transactions, offered by any other banks or financial institutions).

2.7.2
Any swap transaction may be concluded with the Swap Bank under the Master Swap Agreement. For the avoidance of doubt, other than the Swap Bank’s agreement to enter into a Transaction no prior approval is required by the Borrower from all or any of the other Creditors before concluding any swap transaction. If and when any such Transaction has been concluded, the Borrower shall sign a Confirmation with the Swap Bank and advise the Lenders through the Facility Agent promptly after concluding any Transaction.

2.7.3
Within 364 days of the date of this Agreement the Borrower and the Lenders shall decide whether, consistent with the Parent’s overall hedging strategy for the Golar LNG Group (as agreed with the Facility Agent within such 364 day period), any interest rate swap transactions shall be entered into in order to appropriately hedge 50% of the Borrower’s interest obligations under this Agreement.

3	Interest

3.1	Normal interest rate
The Borrower shall pay interest on each Facility in respect of each Interest Period relating thereto on each Rollover Date (or, in the case of an Interest Period of more than three Months, by instalments, the first instalment three Months from the commencement of such Interest Period (unless otherwise agreed with the Facility Agent) and the subsequent instalments at intervals of three Months or, if shorter, the period from the date of the preceding instalment until the Rollover Date relative to such Interest Period (unless otherwise agreed with the Facility Agent)) at the rate per annum determined by the Facility Agent to be the aggregate of:

(a)	in respect of the Commercial Loan Facility:

(i)	the Commercial Facility Margin;

(ii)	LIBOR; and

(iii)	the Additional Cost (if any); and

(b)	in respect of the Eksportfinans Loan Facility:

(i)	the Eksportfinans Facility Margin;

(ii)	LIBOR;

(iii)	the GIEK Guarantee Premium; and

(iv)	the Additional Cost (if any).
Any portion of the interest equal to Additional Cost shall be for the account of Lenders whose participation in a Facility is subject to the Additional Cost.

3.2	Determination of Interest Periods
Each Interest Period in respect of a Facility (other than the first which shall expire on the first Repayment Date) shall be of a duration of three Months (subject to the remaining provisions of this clause 3.2) or such other period as the Borrower shall agree with the Facility Agent (acting on the instructions of the Lenders (in the case of the Commercial Loan Facility) or the Eksportfinans Facility Lender (in the case of the Eksportfinans Loan Facility) from time to time, so that:

3.2.3
the initial Interest Period in respect of a Facility shall commence on the Drawdown Date and shall end on the first Repayment Date and each subsequent Interest Period for the Facility shall commence on the last day of the previous Interest Period for such Facility;

3.2.4
if any Interest Period in respect of a Facility would otherwise overrun a Repayment Date, then such Facility shall be divided into parts, so that there is one part in the amount of the Repayment Amount for such Facility due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of such Facility having an Interest Period ascertained in accordance with the provisions of this clause 3.2;

3.2.5
if the Borrower fails to agree with the Facility Agent the duration of an Interest Period in respect of a Facility in accordance with the provisions of this clause 3.2 such Interest Period shall have a duration of three Months or such other period as shall comply with this clause 3.2; and

3.2.6
if an Interest Period would otherwise overrun either the Commercial Facility Final Maturity Date or the Eksportfinans Facility Final Maturity Date, such Interest Period shall, insofar as concerns the relevant Facility, end on that date.

3.3	Default interest

3.3.5
If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.3) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Facility Agent pursuant to this clause 3.3.

The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three Months as selected by the Facility Agent (after consultation with the Lenders) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.

3.3.6	The rate of interest applicable to each such period shall be the rate per annum determined by the Facility Agent to be 2% above:

(a)	in the case of any overdue amount of principal due to any Commercial Facility Lender, the higher of the rates set out at clauses 3.3.3(a) and 3.3.3(b);

(b)	in the case of any overdue amount due to the Eksportfinans Facility Lender, the rates set out at clause 3.3.3(b); and

(c)	in the case of any other overdue amount, the rate set out at clause 3.3.3(b).

3.3.7	The rates referred to in clause 3.3.2 are:

(a)	the interest rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of the then current Interest Period applicable to it);

(b)
the aggregate of (in the case of amounts due to the Eksportfinans Facility Lender) the Eksportfinans Facility Margin, the GIEK Guarantee Premium and the Additional Cost or (in the case of amounts due to the Commercial Facility Lenders) the Commercial Facility Margin and the Additional Cost plus (in each case) in respect of each such period:

(i)	LIBOR; or

(ii)
if the Facility Agent (after consultation with the Reference Banks) determines that Dollar deposits or funds for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Facility Agent by reference to the cost of funds to the Lenders from such other sources as the Facility Agent (after consultation with the Lenders) may from time to time determine.

3.3.8
Default interest shall be due and payable on the last day of each such period as determined by the Facility Agent pursuant to this clause 3.3 or, if earlier, on the date on which the sum in respect of which such default interest is accruing shall actually be paid.

3.3.9
If, for the reasons specified in clause 3.6 (Market disruption; non-availability) the Facility Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.3, each relevant Lender shall promptly notify the Facility Agent of the cost of funds to such Lender and interest on any sum not paid on its due date for payment shall be calculated for each Lender at a rate determined by the Facility Agent to be 2% per annum above the aggregate of the relevant Margin, the GIEK Guarantee Premium (in the case of the Eksportfinans Facility Lender), the Additional Cost and the cost of funds to such Lender.

Each Lender shall (without prejudice to the obligation of the Borrower to pay such interest) provide reasonable detail as to the basis on which it has determined such cost of funds.

3.4	Notification of interest rate
The Facility Agent shall notify the Borrower and the Lenders promptly of each rate of interest determined by it under this clause 3.

3.5	Reference Bank quotations
If any Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR pursuant to the proviso contained in the definition of LIBOR the interest rate shall be determined, subject to clause 3.6, on the basis of the quotations furnished by the remaining Reference Banks.

3.6	Market disruption; non-availability

3.6.4	If and whenever, at any time prior to the commencement of any Interest Period:

(c)
the Facility Agent shall have determined (which determination shall, in the absence of manifest error, be prima facie evidence) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period in accordance with the definition of LIBOR in clause 1.2; or

(d)	where applicable, none of the Reference Banks supplies the Facility Agent with a quotation for the purpose of calculating LIBOR; or

(e)
the Facility Agent shall have received notification from Lenders with Contributions aggregating more than one third of the Loan (or, prior to the Drawdown Date, Commitments aggregating not less than one third of the Total Commitments) that deposits or funds in Dollars are not available to such Lenders in the London Interbank Market or in other relevant markets in the ordinary course of business in sufficient amounts to fund their Contributions for such Interest Period or, where applicable in accordance with the definition of LIBOR in clause 1.2, that LIBOR does not accurately reflect the cost to such Lenders of obtaining such deposits or funds, the Facility Agent shall forthwith give notice (a Determination Notice) thereof to the Borrower and to each of the Lenders. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.

3.6.5
After the giving of any Determination Notice, the undrawn amount of the Commitment shall not be borrowed (and the Loan may not be requested) until notice to the contrary is given to the Borrower by the Facility Agent.

3.6.6
During the period of ten days after any Determination Notice has been given by the Facility Agent under clause 3.6.1 each affected Lender shall certify an alternative basis (the Substitute Basis) for maintaining its Contribution.

The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds (including Additional Cost if any) to such Lender equivalent to the applicable Margin and the GIEK Guarantee Premium (in the case of the Eksportfinans Facility Lender).
Each Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Facility Agent notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of the Agreement shall apply.

4	Repayment and prepayment

4.1	Repayment
The Borrower shall, on each Repayment Date, repay:

(a)	the Commercial Loan Facility in an amount equal to the Commercial Facility Repayment Amount relating to that Repayment Date; and

(b)	the Eksportfinans Loan Facility in an amount equal to the Eksportfinans Facility Repayment Amount relating to that Repayment Date.

4.2	Voluntary prepayment

4.2.10
The Borrower may prepay the Loan in whole or in part (being $1,000,000 or whole multiples of $1,000,000) on any Rollover Date relating to the part of the Loan to be prepaid without premium or penalty, subject always to the payment by the Borrower of any Breakage Costs in accordance with clause 11.1 (Miscellaneous indemnities) hereof and provided that immediately prior to, and immediately after such prepayment (unless the whole of the Loan has been prepaid), the Borrower will be in compliance with the financial covenants in clause 8.4 (Finance Undertaking; Debt Service coverage ratio).

4.2.11	Any partial prepayment shall be applied against both Facilities on a pro rata basis.

4.2.12
If the Borrower proposes to prepay the Loan in full for reasons other than the sale of the Ship to a person outside of the Golar LNG Group or the Ship becoming a Total Loss, the Borrower shall first provide the Mandated Lead Arrangers a right of first refusal in respect of the refinancing of the Loan (i.e. the right to match any refinancing terms provide by any other bank or financial institutions).

4.3	Mandatory prepayment

4.3.10	on termination of the Lease Agreement

(a)
If the chartering of the Ship under the Lease Agreement terminates pursuant to clause 27.3 (Mandatory Prepayment) of the Lease Agreement then without the need for any notice by any party hereto, the Commitment of each Lender shall be reduced to zero and the principal amount of the Loan and accrued interest thereon shall become immediately due and payable on the date when the chartering of the Ship terminates in accordance with the terms of the Lease Agreement; and

(b)
if the Total Loss Proceeds or the Lessor Proceeds (as such term is defined in the Proceeds Deed) received by the Security Agent pursuant to the terms of the Proceeds Deed are less than the amount required to be paid in accordance with this clause 4.3, the Borrower shall forthwith pay to the Facility Agent such additional amount as shall be required to pay the deficit.

4.3.11	on termination of the Golar Winter Time Charter
If the chartering of the Golar Winter under the Golar Winter Time Charter terminates, then to the extent that all amounts owing to the Golar Winter Lessor pursuant to the Golar Winter Transaction Documents have been paid in full, the Borrower shall procure any remaining charter termination proceeds with respect to the Golar Winter received by any Golar Winter Party are applied in prepayment of up to 50% of the Loan.

4.3.12	on cancellation of GIEK Guarantee
If the GIEK Guarantee ceases to be legal and enforceable or is cancelled by GIEK for any reason, the Borrower shall, on the date falling 15 Banking Days after receipt of a demand to the Borrower by the Eksportfinans Facility Lender (through the Facility Agent) prepay the Loan and accrued interest thereon in full.

4.3.13	on failure to refinance the Commercial Loan Facility
If the final Commercial Facility Repayment Amount has not been refinanced on terms and conditions satisfactory to the Eksportfinans Facility Lender on or prior to the Commercial Facility Final Maturity Date and/or the Parent has not confirmed in writing to the Eksportfinans Facility Lender that the Parent intends to refinance the Commercial Facility Final Payment by way of an Equity Contribution on terms and conditions satisfactory to the Eksportfinans Facility Lender on or prior to the date falling 10 days prior to the Commercial Facility Final Maturity Date, the Borrower shall, on the Commercial Facility Final Maturity Date, prepay the Eksportfinans Loan Facility Loan, together with the Commercial Loan Facility, and accrued interest thereon.

4.3.14	on reduction of Charterhire
If at any time the Time Charterer and the Bareboat Charterer agree to reduce the Charterhire in accordance with clause 15.2 of the Time Charter, the Borrower shall prepay such amount of the Loan as the Facility Agent determines, and certifies to the Borrower in writing, shall ensure that the ratio of the aggregate of all the Charterhire (as so reduced) which shall be payable during the expected currency of this Agreement to the aggregate of all amounts outstanding under the Loan will be at least 1.40:1. Any such prepayment shall be applied pro rata to the Commercial Loan Facility and the Eksportfinans Loan Facility.

4.3.15	on failure to agree the Eksportfinans Facility Margin
If the Borrower and the Eksportfinans Lender fail to agree on the percentage of the Eksportfinans Facility Margin as described in paragraph (b) of the definition of “Eksportfinans Facility Margin” prior to the Commercial Facility Final Maturity Date, the Borrower shall repay the Loan in full and accrued interest thereon.

4.4	Prepayment on Total Loss and disposal of the Ship, etc.

4.4.1	Total Loss before Drawdown Date
On the Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Facility Agent, in consultation with the Borrower, may result in the Ship subsequently being determined to be a Total Loss) before the Drawdown Date, the obligation of the Lenders to advance the Loan shall immediately cease and the Commitments shall be reduced to zero.

4.4.2	Total Loss or disposal after the Drawdown Date

(a)	If, on or after the Drawdown Date:

(i)	the Ship becomes a Total Loss; or

(ii)	the Ship is sold following the exercise by the Borrower of its rights under clause 3.3 of the Lease Agreement and in accordance with clause 8.3.14 (Sale or other disposal), the Borrower shall repay the Loan in full on the Disposal Repayment Date.

(b)
If, after the Drawdown Date, the Golar Winter is sold or becomes a Total Loss (as such term is defined in the Golar Winter Lease), then to the extent that all amounts owing to the Golar Winter Lessor pursuant to the Golar Winter Transaction Documents have been paid in full, the Borrower shall procure that any remaining Golar Winter Sales Proceeds or Golar Winter Total Loss Proceeds are applied in prepayment of up to 50% of the Loan. Any such prepayment shall be applied pro rata to the Commercial Loan Facility and the Eksportfinans Loan Facility.

4.4.3	Date of Total Loss
For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

(c)	in the case of an actual total loss of the Ship on the actual date and at the time the Ship was lost or, if such date is not known, on the date on which the Ship was last reported;

(d)
in the case of a constructive total loss of the Ship, upon the date and at the time notice of abandonment of the Ship is given to the insurers of the Ship for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling 180 days after notice of abandonment of the Ship was given to the insurers;

(e)	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Ship;

(f)	in the case of Compulsory Acquisition of the Ship, on the date upon which the relevant requisition of title or other compulsory acquisition of the Ship occurs; and

(g)
in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the Owner of the Ship of the use of the Ship for more than 60 days, upon the expiry of the period of 60 days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.5	Notice of prepayment; reduction of repayment instalments

4.5.7
No prepayment may be effected under clause 4.2 (Voluntary prepayment) or 4.6 (Additional voluntary prepayment) unless the Borrower shall have given the Facility Agent at least 14 days’ notice of its intention to make such prepayment.

4.5.8
Every notice of prepayment shall be effective only on actual receipt by the Facility Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.5.9	No amount prepaid may be reborrowed.

4.5.10
Any amount prepaid under clause 4.2 (Voluntary prepayment), 4.3.2 (on termination of the Golar Winter Time Charter), 4.3.4 (on failure to refinance the Commercial Loan Facility) or 4.3.5 (on reduction of Charterhire) shall be applied in reducing the Repayment Amounts for the relevant Facility under clause 4.1 (Repayment) in inverse order of maturity.

4.6	Additional voluntary prepayment

4.6.1
The Borrower may also prepay (in whole but not in part, except in relation to DnB NOR Bank ASA), without premium or penalty, but without prejudice to its obligations under clauses 3.6 (Market disruption; non availability), 6.7 (Grossing-up for Taxes) and 12.2 (Increased Costs):

(h)	the Contribution of any Lender to which the Borrower shall have become obliged to pay additional amounts under clauses 6.7 (Grossing-up for Taxes) or 12.2 (Increased Costs); or

(i)	any Lender’s Contribution to which a Substitute Basis applies by virtue of clause 3.6.3 (Market disruption; non availability).
Provided always that, in the case of DnB NOR Bank ASA, the exercise of rights by the Borrower under this clause may not breach the terms of the side letter referred in clause 15.2.3.

4.7	Amounts payable on prepayment
Any prepayment under this Agreement shall be made together with:

(d)
accrued interest to the date of prepayment (calculated in respect of any period during which the relevant Substitute Basis has applied by virtue of clause 3.6.3 (Market disruption; non-availability), at a rate per annum equal to the rate certified by such Lender to be an interest rate equivalent to the aggregate of:

(i)	the applicable Margin and the GIEK Guarantee Premium, in the case of the Eksportfinans Facility Lender (for the period up to the date of prepayment); and

(ii)	the cost (including any Additional Cost) to such Lender of funding its Contribution for such period; and

(e)	any additional amount payable under clauses 6.7 (Grossing-up for Taxes) and/or 12.2 (Increased Costs); and

(f)
all other sums payable by the Borrower to the relevant Lender under this Agreement and the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 (Fees and Commissions) and any amounts payable under clause 11 (Indemnities).

4.8	Replacement Repayment Schedule

4.8.1	The Original Repayment Schedule has been prepared on the basis of the assumptions that:

(f)	the first Repayment Date shall occur on 16 September 2010;

(g)	there will be 20 Repayment Dates in respect of the Commercial Loan Facility (including the Commercial Facility Final Maturity Date) on which Commercial Facility Repayment Amounts shall be due;

(h)
there shall be 32 Repayment Dates in respect of the Eksportfinans Loan Facility between the Actual Delivery Date (including the Eksportfinans Facility Final Maturity Date) and the Eksportfinans Facility Final Maturity Date on which Eksportfinans Facility Repayment Amounts shall be due;

(i)	there will be no change to the Eksportfinans Facility Limit pursuant to clause 2.1.1(a) (Amount); and

(j)	the Loan will be $125,000,000.

4.8.2	If any or all of the assumptions made in clause 4.8.1 above proves to be incorrect:

(a)
the Facility Agent shall prepare a Replacement Repayment Schedule (reflecting the change of circumstances) within ten Banking Days following the Drawdown Date and such Replacement Repayment Schedule shall (in the absence of manifest error) replace the Original Repayment Schedule.

(b)
The Facility Agent shall submit the Replacement Repayment Schedule to the Borrower and shall notify all other parties to this Agreement of such recalculation and provide to them a copy of such Replacement Repayment Schedule promptly following such approval.

4.9	Prepayment of Earnings on default
If an Event of Default occurs and is continuing the Borrower shall be obliged to pay all Earnings (not required for payment of scheduled amounts of principal and interest under this Agreement or Operating Costs) to the Facility Agent for application towards prepayment of the Loan (which the Facility Agent shall do at the end of each Interest Period).

5	Fees commission and expenses

5.1	Fees and commissions

5.1.13	Arrangement Fee
The Borrower shall pay such arrangement fees in such amounts and at such times as set out in the Arrangement Fee Letters.

5.1.14	Commitment commission
For the Facility Agent, to be passed to the account of each Lender in such proportions as the Facility Agent shall determine, on the date falling three Months after the date of this Agreement and on each of the dates falling at three Monthly intervals thereafter up to and including the end of the Availability Period, a commitment fee accruing from 30 April 2010, in arrears at the rate of 40% of the relevant Margin (plus, in the case of the Eksportfinans Facility Lender, the GIEK Guarantee Premium) per annum on the daily undrawn and uncancelled amount of the Commitments of such Lender; and

5.1.15	Agency fee
on the date of this Agreement and on each anniversary of such date until no moneys are owing under the Security Documents and the Borrower is no longer under any obligation, actual or contingent, under this Agreement, for the account of the Facility Agent, an agency fee of an amount agreed between the Borrower and the Facility Agent in a separate letter.

5.2	Expenses
The Borrower shall pay to the Facility Agent and/or the Security Agent (as the case may be) on a full indemnity basis on demand all reasonable expenses (including legal, printing and out‑of‑pocket expenses) incurred:

(a)
by any of the Creditors or GIEK in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents, the syndication of the Loan (including, without limitation, preparation of any information memoranda) and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

(b)
any of the Creditors or GIEK in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents or otherwise in respect of the moneys owing under any of the Security Documents

(c)	together with interest at the rate referred to in clause 3.3 (Default Interest) from the date on which such expenses were incurred, to the date of payment (as well after as before judgment).

5.3	Value added tax

5.3.4
All fees, commissions and expenses payable pursuant to this clause 5 shall be paid together with an amount equal to any value added tax payable by any Creditor or GIEK in respect of such fees and expenses.

5.3.5
Any value added tax chargeable in respect of any services supplied by any Creditor or GIEK under this Agreement shall, on delivery of a value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties
The Borrower shall pay all stamp, documentary, registration or other like duties or Taxes (including any duties or Taxes payable by the Creditors) imposed on or in connection with any of the Security Documents and shall indemnify any Creditor against any loss, liability or cost which such Creditor determines will be or has been (directly or indirectly) suffered for or on account of Tax by such Creditor in respect of a Security Document (save for Tax on such Creditor’s net income) or otherwise arising by reason of any delay or omission by the Borrower to pay such duties or taxes. The relevant Creditor shall provide to the Borrower reasonable evidence in respect of its liability to meet such duties or Taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim; distribution to the Lenders

6.1.16
The Borrower acknowledges that in performing their obligations under this Agreement, the Lenders will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Lenders and that it is reasonable for the Lenders to be entitled to receive payments from the Borrower gross on the due date in order that the Lenders are put in a position to perform their matching obligations to the relevant third parties. Accordingly all payments to be made by the Borrower under any of the Security Documents shall, subject to the provisions of the Proceeds Deeds, be made in full, without any set‑off or counterclaim whatsoever and, subject as provided in clause 6.7 (Grossing-up for Taxes), free and clear of any deductions or withholdings, in Dollars (except for costs, charges or expenses which shall, at the request of the Facility Agent, be payable in the currency in which they are incurred) on the due date to the account of the Facility Agent at such Lender as the Facility Agent may from time to time specify for this purpose.

6.1.17
Save where this Agreement specifically provides for a payment to be made for the account of a particular Lender (including, without limitation, clauses 3.1 (Normal interest rate), 4.6 (Additional voluntary prepayment), 5.2 (Expenses), 6.7 (Grossing-up for Taxes), 11 (Indemnities), 12.1 (Unlawfulness) and 12.2 (Increased Costs)) in which case the Facility Agent shall distribute the relevant payment to the Lender concerned, payments to be made by the Borrower under this Agreement shall be for the account of all the Lenders and the Facility Agent shall forthwith distribute such payments in like funds as are received by the Facility Agent to the Lenders rateably in accordance with their Commitments or Contributions, as the case may be.

6.2	Payments by the Lenders
All sums to be advanced by the Lenders to the Borrower under this Agreement shall be remitted in Dollars on the Drawdown Date to the account of the Facility Agent at such Lender as the Facility Agent may have notified to the Lenders and shall be paid by the Facility Agent on such date in like funds as are received by the Facility Agent to the account specified in the relevant Drawdown Notice.

6.3	Facility Agent may assume receipt

6.3.11
Where any sum is to be paid under any of the Security Documents to the Facility Agent for the account of another person, the Facility Agent may assume that the payment will be made when due and the Facility Agent may (but shall not be obliged to) make such sum available to the person so entitled.

6.3.12
If it proves to be the case that such payment was not made to the Facility Agent, then the person to whom such sum was so made available shall on request refund such sum to the Facility Agent together with interest thereon sufficient to compensate the Facility Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Facility Agent and/or person to whom such sum was made available by the Facility Agent for any and all loss or expense which the Facility Agent or such person may sustain or incur as a consequence of such sum not having been paid on its due date.

6.4	Non-Banking Days
When any payment under any of the Security Documents would otherwise be due, or any Repayment Date would otherwise fall, on a day which is not a Banking Day, the due date for payment or (as the case may be) such Repayment Date shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar Month in which case payment shall be made, or (as the case may be) such Repayment Date shall fall, on the immediately preceding Banking Day.

6.5	Calculations
All interest, commissions, fees and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.6	Certificates conclusive
Any certificate or determination of the Facility Agent or any Lender as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower and (in the case of a certificate or determination by the Facility Agent) on the Lender.

6.7	Grossing-up for Taxes

6.7.1
If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor (or if the Facility Agent is required to make any deduction or withholding from a payment to another Creditor, the sum due from the Borrower in respect of such payment shall, be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Creditor against any losses or costs incurred by such Creditor by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.7.2
The Borrower shall promptly deliver to the Facility Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.8	Grossing-up for Taxes - Lenders
If at any time any Lender is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Facility Agent or the Security Agent, the sum due from such Lender in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Facility Agent and the Security Agent receives on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Lender shall indemnify the Facility Agent and the Security Agent against any losses or costs incurred by either of them by reason of any failure of such Lender to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.9	Bank accounts

6.9.1	Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents.

6.9.2
The Facility Agent shall maintain a control account showing the Loan and other sums owing to the Facility Agent, the Security Agent, the Lenders and the Swap Bank under the Security Documents and all payments in respect thereof made from time to time.

6.9.3
The control account shall, in the absence of manifest error, be prima facie evidence as to the amount from time to time owing to the Facility Agent, the Security Agent, the Lenders and the Swap Bank under the Security Documents.

6.10	Partial payments
If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Facility Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Facility Agent, the Security Agent, the Lenders and the Swap Bank under any of the Security Documents, the Facility Agent shall apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.10.1	first, in or towards payment, on a pro-rata basis, of any unpaid fees, costs and expenses of the Facility Agent and the Security Agent under any of the Security Documents;

6.10.2	secondly, in or towards payment to the Facility Agent, of any proportion of the agency fee payable under clause 5.1.3 (Agency Fee) which shall have become due but remains unpaid;

6.10.3
thirdly, in or towards payment to the Lenders and the Swap Bank, on a pro-rata basis, of any accrued interest which shall have become due under this Agreement and the Master Swap Agreement but remains unpaid;

6.10.4
fourthly, in or towards payment to the Lenders and the Swap Bank, on a pro-rata basis, of any principal which shall have become due under this Agreement and the Master Swap Agreement but remains unpaid; and

6.10.5	fifthly, in or towards payment of any other sum which shall have become due under this Agreement but remains unpaid (and, if more than one such sum so remains unpaid, on a pro-rata basis).
The order of application set out in this clause 6.10.1 to 6.10.5 may be varied by the Facility Agent if all the Lenders so direct.

6.11	Claw-back of Tax benefit
If, following any such deduction or withholding as is referred to in clause 6.7 (Grossing-up for Taxes) from any payment by the Borrower, any Creditor shall receive or be granted a credit against or remission for any Taxes payable by it, that Creditor shall, subject to the Borrower having made any increased payment in accordance with clause 6.7 (Grossing-up for Taxes) and to the extent that the relevant Creditor can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of any Creditor to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as that Creditor shall in its absolute discretion certify to be the proportion of such credit or remission as will leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon the relevant Creditor certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige any Creditor to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this clause 6.11, be entitled to enquire about any Creditor’s tax affairs.

7	Representations and warranties

7.1	Representations and warranties
The Borrower represents and warrants to each of the Creditors that:

7.1.6	Due incorporation and formation
it is duly incorporated and validly existing and in goodstanding under the laws of its country of incorporation and has power to carry on its business as it is now being conducted and to own its property and other assets;

7.1.7	Corporate power
it has power to borrow the Loan and to execute and deliver and perform its obligations under the Security Documents and the Transaction Documents; all necessary corporate, member and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on its powers to borrow will be exceeded as a result of its obligations under the Security Documents;

7.1.8	Binding obligations
the Security Documents constitute or will, when executed, constitute valid, legally binding and enforceable obligations of it;

7.1.9	No conflict with other obligations
the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the relevant Transaction Documents and the Security Documents by it will not:

(c)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which it is subject;

(d)
conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or is subject or by which it or any of its property is bound;

(e)	contravene or conflict with any provision of its constitutional documents; or

(f)
result in the creation or imposition of or oblige it or any other member of the Golar LNG Group to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of it or any other member of the Golar LNG Group;

7.1.10	No filings required
save for the registration of the Mortgage Transfer with the Registry under the laws of the Flag State and the registration or presentation of particulars of charge of any of the Security Documents with the Registrar of Companies, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Transaction Documents and each of the Transaction Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction except that for enforcement of any such document in a court of competent jurisdiction in the Marshall Islands, a stamp must be affixed to such document prior to its presentation to the court;

7.1.11	Choice of law
the choice of English law to govern the Transaction Documents, the Security Documents and the submissions therein by it to the non‑exclusive jurisdiction of the English courts are valid and binding;

7.1.12	No immunity
neither it nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.13	No default in respect of other Indebtedness
neither it nor any other member of the Golar LNG Group is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound nor is it liable for Borrowed Money or Swap Liabilities save as are permitted by clause 8.2.8 (No borrowings or swaps);

7.1.14	Information
the information and reports furnished by it to the Facility Agent, the Mandated Lead Arrangers, the Security Agent or the Lenders in connection with the negotiation and preparation of the Security Documents was, to the best of its knowledge and belief fair and accurate in all material respects when given (or, in the case of any projections, was based on reasonable assumptions) subject to any qualifications given in writing at the time of giving such information or contained within such information and there are no other facts the omission of which would have made any fact or statement therein misleading in any material respect;

7.1.15	Compliance with Environmental Laws and Approvals
except as may already have been disclosed by it prior to the date of this Agreement in writing to, and acknowledged in writing by, the Facility Agent:

(a)	to the best of its knowledge and belief after due enquiry, all members of the Golar LNG Group have complied in all respects with the provisions of all applicable Environmental Laws;

(b)
to the best of its knowledge and belief after due enquiry, all members of the Golar LNG Group have obtained all Environmental Approvals and are in compliance in all respects with all such applicable Environmental Approvals; and

(c)	no member of the Golar LNG Group has received any notice of any Environmental Claim against any member of the Golar LNG Group, or the Ship;

7.1.16	No Environmental Claims
except as may already have been disclosed by it prior to the date of this Agreement in writing to, and acknowledged in writing by, the Facility Agent, there is no Environmental Claim pending or, to the best of its knowledge and belief after due enquiry, threatened against any member of the Golar LNG Group, or the Ship;

7.1.17	No Environmental Incidents
except as may already have been disclosed by it prior to the date of this Agreement in writing to, and acknowledged in writing by, the Facility Agent, to the best of its knowledge and belief after due enquiry there has been no emission, spill, release or discharge of a Pollutant from the Ship;

7.1.18	No other Environmental problems
except as may have already been disclosed by it prior to the date of this Agreement in writing to and acknowledged in writing by, the Facility Agent, to the best of the knowledge and belief of its directors and other officers (having made due enquiry) there are no circumstances arising from any breach of Environmental Laws or which may give rise to an Environmental Claim which constitutes, or may give rise to, the Event of Default specified in clause 10.1.26 (Environment);

7.1.19	Copies true and complete
the copies of the Transaction Documents and the Golar Winter Transaction Documents delivered or to be delivered to the Facility Agent pursuant to clause 9 (Conditions) are, or will when delivered be, true and complete copies of such documents; each of such documents will when delivered constitute valid, binding and enforceable obligations of the Security Parties and any other members of the Golar LNG Group who are parties thereto and there will have been no amendments or variations thereof or defaults thereunder;

7.1.20	Consents obtained
every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by it (and considered by the Facility Agent, in its absolute discretion, to be material) to authorise, or required by it in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Transaction Documents, the Golar Winter Transaction Documents and each of the Security Documents or the performance of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any condition or restriction (if any) imposed in, or in connection with, any of the same and except as disclosed in writing by it to the Facility Agent prior to the date of this Agreement;

7.1.21	Pari passu
its obligations under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

7.1.22	No withholding Taxes
no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Transaction Documents, the Golar Winter Transaction Documents or the Security Documents;

7.1.23	Taxes
no stamp or other documentation Taxes are imposed on or by virtue of the execution or delivery by any Security Party of the Transaction Documents, the Golar Winter Transaction Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents it is fully in compliance with its obligations with respect to Taxes;

7.1.24	No Default
no Default has occurred and is continuing;

7.1.25	Ship
the Ship will on the Drawdown Date be:

(a)	in the absolute ownership of the Owner free and clear of all Encumbrances (other than Permitted Encumbrances) who will on the Drawdown Date be the sole, legal and beneficial owner of the Ship;

(b)	registered in the name of the Owner through the Registry as a Marshall Islands vessel under the laws and flag of the Flag State;

(c)	operationally seaworthy and in every way fit for service as a floating storage and regasification unit;

(d)	classed with the Classification free of all overdue requirements and recommendations of the Classification Society;

(e)	managed by an Approved Manager under an Approved Management Agreement; and

(f)	continuing in the service of the Time Charterer under the Time Charter, which is valid and enforceable;

7.1.26	No litigation
no litigation, investigation (to the knowledge of its officers), arbitration or administrative proceeding is taking place, pending or, to the knowledge of its officers, threatened against any Security Party or any other member of the Golar LNG Group which could have a material adverse effect on the business, assets or financial condition of any Security Party;

7.1.27	Ship’s employment
other than pursuant to the Time Charter, the Ship is nor will on or before the Drawdown Date be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of this Agreement would have required the consent of the Security Agent under this Agreement and there is no agreement or arrangement whereby the Earnings of the Ship after the date of this Agreement may be shared with any other person;

7.1.28	Freedom from Encumbrances
the Ship nor its respective Earnings, Insurances or Requisition Compensation nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be on the Drawdown Date subject to any Encumbrance other than Permitted Encumbrances;

7.1.29	Solvency
it is Solvent and will continue to be Solvent at and after the Drawdown Date; and

7.1.30	Ownership

(a)	the Parent legally and beneficially directly or indirectly, owns 100% of the shares or other ownership interests in it; and

(b)	World Shipholding Ltd. legally and beneficially owns not less than 25% of the shares or other ownership interests in the Parent.

7.2	Repetition of representations and warranties

7.2.13
On and as of the Drawdown Date, the Borrower shall be deemed to repeat the representations and warranties in clause 7.1 (Representations and warranties) as if made with reference to the facts and circumstances existing on such day.

7.2.14
On each Rollover Date, the Borrower shall be deemed to repeat the representations and warranties in clauses 7.1.3 (Binding obligations) and 7.1.4 (No conflict with other obligations), as if made with reference to the facts and circumstances existing on such day.

7.3	Warranty as to future financial statements
On and as of each Rollover Date, the Borrower shall be deemed to represent and warrant to each of the Creditors that the then latest Annual Financial Statements then delivered to the Facility Agent (if any) have been prepared in accordance with the Relevant GAAP and present fairly and accurately the financial positions of the Borrower, the Lessee, the Bareboat Charterer and the consolidated financial positions of the Golar LNG Group, respectively as at the end of the financial period to which the same relate and the results of the operations of the Borrower, the Lessee and the consolidated results of the operations of the Golar LNG Group, respectively for the financial period to which the same relate and, as at the end of such financial period, neither the Borrower, the Lessee, the Bareboat Charterer nor the Golar LNG Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General
The Borrower undertakes with each of the Creditors that throughout the Security Period it will:

8.1.15	Notice of Default
promptly inform the Facility Agent of any occurrence of which it becomes aware which in the Borrower’s reasonable opinion might materially and adversely affect the ability of any Security Party to perform their obligations under any of the Security Documents and, without limiting the generality of the foregoing, will inform the Facility Agent of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Facility Agent, confirm to the Facility Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.16	Consents and licences
without prejudice to clauses 7 (Representations and warranties) and 8.5 (Undertakings concerning the Time Charter) obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;

8.1.17	Use of proceeds
use the Loan exclusively for the purposes specified in clauses 1.1 (Purpose);

8.1.18	Pari passu
ensure that its obligations under this Agreement and the Master Swap Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.19	Financial statements, budgets, cashflows and certificates

(a)	Accounts
prepare Annual Financial Statements in accordance with the Relevant GAAP consistently applied in respect of each financial year and cause the same to be reported on by the Auditors and prepare Quarterly Financial Statements on the same basis as the Annual Financial Statements and deliver sufficient copies of the same to the Facility Agent for distribution to the Lenders as soon as practicable but not later than 180 days (in the case of Annual Financial Statements) or 60 days (in the case of Quarterly Financial Statements) (or, in any such case, such longer period as may be agreed in writing by the Facility Agent) after the end of the financial period to which they relate;

(b)	Cashflow projections etc.
deliver to the Facility Agent, for distribution to the Lenders sufficient copies of the following documents:

(i)	not later than 90 days after the end of each financial year, a cash flow projection for the Golar LNG Group (prepared on a consolidated basis) for the next 24 Months;

(ii)
at the same time as the Borrower delivers to the Facility Agent, pursuant to clause 8.1.5(a) (Accounts), copies of the Annual Financial Statements or Quarterly Financial Statements (as the case may be) the Borrower shall provide the Compliance Certificate signed by the Chief Financial Officer of the Parent confirming:

(A)	the respective amounts:

1)	of Charterhire;

2)	of Consolidated Debt Service in respect of the previous three Month period;

3)	of Golar Winter Time Charter Payments; and

4)	withdrawn from the Golar Winter Earnings Accounts,

(B)	that such Annual Financial Statements or Quarterly Financial Statements were prepared in accordance with the Relevant GAAP;

(C)
that as at the date to which the relevant financial statements are made up, the Borrower was in compliance with the covenants and undertakings set out in clause 8.4 (Financial Undertaking; Debt service coverage ratio) (or, if it was not in such compliance, indicating the extent of the breach and the steps intended to be taken to remedy the same); and

(D)
that, as at the date not more than seven days prior to the delivery of the certificate, no Event of Default or Golar Winter Termination Event has occurred and is continuing (or, if such is not the case, specifying the same);

8.1.20	Delivery of reports
deliver to the Facility Agent, for distribution to the Lenders, sufficient copies for all the Lenders of, in each case at the time of issue thereof every report, circular, notice or other document issued by any member of the Golar LNG Group to its creditors or shareholders generally;

8.1.21	Provision of further information
provide the Facility Agent with such financial and other information concerning, and access to the books and records of, the Security Parties, other members of the Golar LNG Group and their respective affairs as the Facility Agent or any Lender (acting through the Facility Agent) may from time to time reasonably require;

8.1.22	Tax filings and payment of Taxes
file or cause to be filed all tax returns required to be filed in all jurisdictions in which it and any other members of the Golar LNG Group are situated or carry on business or are otherwise subject to Taxation and pay all Taxes shown to be due and payable on such returns or any assessments made against it (other than those being contested in good faith where such payment may be lawfully withheld) and adequate reserves have been made for such payment should it be found to be payable;

8.1.23	Legal proceedings
upon becoming aware that the same may be threatened or pending and in any case immediately after the commencement thereof give to the Facility Agent notice in writing of any litigation or arbitration or administrative proceedings or any dispute affecting the Borrower or any other members of the Golar LNG Group, any of their respective assets, rights or revenues which if determined against it might materially and adversely affect the ability of the Borrower duly to perform and observe its obligations under any of the Security Documents;

8.1.24	Obligations under Security Documents
duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents;

8.1.25	Insurance
insure and keep insured all its properties and assets with underwriters or insurance companies of repute to such extent and against such risks as prudent companies engaged in businesses similar to its own are normally insured;

8.1.26	Compliance with laws and regulations
comply with and procure compliance by the Parent and the Bareboat Charterer with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including, without limitation, any laws, regulations, agreements, licenses and concessions imposed by the Government of Dubai);

8.1.27	GIEK compliance letter
deliver, and procure that the Parent delivers, to GIEK a quarterly compliance letter in a form and substance agreed between GIEK and the Borrower prior to the date of this Agreement; and

8.1.28	Know your customer information
deliver to the Facility Agent such documents and evidence as the Facility Agent shall from time to time require relating to the verification of identity, and knowledge of its customers and the compliance by the Facility Agent with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Facility Agent’s own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time.

8.2	Negative undertakings concerning the Borrower, the Lessee and the Bareboat Charterer
The Borrower undertakes with each of the Creditors that throughout the Security Period it will not, and will procure that the Bareboat Charterer will not without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders):

8.2.2	No merger
merge or consolidate with any other person;

8.2.3	Capital expenditure
incur or make any Capital Expenditure at any time except for Capital Expenditure in upgrading the Ship to meet the requirements of a third party charterer or on upgrading or improving the Ship for other operational purposes provided that such expenditure on the Ship does not in any period of 12 consecutive Months exceed $6,000,000;

8.2.4	Equity Distributions
after the Actual Delivery Date, make or pay any Equity Distribution unless:

(c)	no Default has occurred and is continuing, or would occur as a result of the Equity Distribution;

(d)	the Ship has not become a Total Loss;

(e)	all Repayment Amounts due on the first Repayment Date have been paid in full;

(f)	the required amounts have been paid into the Accounts in accordance with clause 14 (Accounts);

(g)	prior to the Commissioning Date, the Charterhire Reserve is held in reserve on the Borrower Earnings Account in respect of any Equity Distribution to be paid on or prior to the Commissioning Date;

(h)	the ratio of Charterhire to Consolidated Debt Service during the previous three Month period covered by the Compliance Certificate was greater than 1.20:1.

8.2.5	Amendments to, and termination of, Approved Management Agreements agree to, or permit or suffer, any material amendment of, or material variation in the terms of, or cancel or rescind or otherwise terminate any Approved Management Agreement (and any related documents) save for a termination of the appointment of any Approved Manager provided that upon such termination a new Approved Manager has been appointed pursuant to an Approved Management Agreement on terms approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders) (such approval and instructions not to be unreasonably withheld);

8.2.6	Other business
undertake any business other than, directly or indirectly, owning, operating and chartering the Ship;

8.2.7	Acquisitions
acquire or own any further assets other than their rights arising under the Transaction Documents and other contracts entered into by or on behalf of the Bareboat Charterer in the ordinary course of their business of chartering and operating the Ship;

8.2.8	Other obligations
incur or permit to exist any obligations except for obligations under the Transaction Documents (as defined hereunder and in each of the Proceeds Deeds) or the Security Documents or contracts entered into in the ordinary course of its business of operating and chartering the Ship;

8.2.9	No borrowing or swaps

(a)
incur or permit to exist any Borrowed Money except for Borrowed Money pursuant to the Security Documents, the Lease Documents or the L/C Documents or (with the consent of the Facility Agent) any Borrowed Money owing to any member of the Golar LNG Group, provided that such Borrowed Money is borrowed in the ordinary course of business; and

(b)	any Swap Liabilities other than Eligible Swap Liabilities;

8.2.10	Repayment of borrowings
repay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for:

(a)	Borrowed Money owing to the Creditors or the Lessor pursuant to the Security Documents or the Lease Agreement (respectively); or

(b)	unless otherwise provided in the Proceeds Deeds; or

(c)	(with the consent of the Facility Agent) any Borrowed Money owing to any member of the Golar LNG Group, provided that such Borrowed Money is borrowed in the ordinary course of business;

8.2.11	Sureties
except pursuant to the Security Documents, the Lease Documents and the L/C Documents permit any of its Indebtedness to any person to be guaranteed by any person (other than the Borrower) and in the case of the Bareboat Charterer permit any of its Indebtedness to any person to be guaranteed by any person save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or War Risks association with which its vessel is entered, guarantees required to procure the release of such vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of such vessel and guarantees required to obtain certificates of financial responsibility required for the lawful trading and operation of its vessel;

8.2.12	Subsidiaries
form or acquire or permit to exist any Subsidiaries;

8.2.13	Encumbrances

(d)
permit any Encumbrance to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues (including, but not limited to the Borrower’s rights against the Swap Bank under any Transactions and/or the Master Swap Agreement or all or part of the Borrower’s interest in any amounts payable to the Borrower by the Swap Bank under any Transaction and/or the Master Swap Agreement) to secure or prefer any present or future Indebtedness or other liability or any other obligation of any person save for Permitted Encumbrances;

(e)	permit any Encumbrance to subsist, arise or be created or extended over the Golar Winter to secure or prefer any additional Indebtedness or other liability or other obligations of any person.

8.2.14	Guarantees and counter indemnities
issue, or permit to remain outstanding, any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of, or in favour of, any person or issue, or permit to remain outstanding, any indemnity or other obligation to reimburse or secure to any other person in respect of any such guarantee, indemnity or Encumbrance issued or granted by such person in respect of obligations of any person except:

(a)	pursuant to the Security Documents, the Transaction Documents or the Lease Agreement; and

(b)	guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or War Risks association with which a vessel which it owns is entered;

(c)	guarantees required to procure the release of the Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Ship;

8.2.15	Loans
make or permit to be outstanding any loans or grant or permit to be outstanding any credit to any person or agree to do so other than:

(a)	customary credit in the ordinary course of business; and

(b)	the deposit of funds with the relevant Account Bank by crediting the same to the Earnings Account;

8.2.16	Disposals
sell, transfer, lend or otherwise dispose of all or a substantial part of its present or future undertaking, assets, rights or revenues to any person (other than to the Borrower);

8.2.17	Accounting reference date
change its annual accounting reference date from 31 December;

8.2.18	Chartering-in
charter-in or hire any vessel from any person;

8.2.19	Sale and leaseback transactions
directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transaction (being for these purposes an arrangement relating to property now owned or hereafter acquired whereby the Borrower transfers such property to a person and leases it back from such person and accounted for as a Capitalised Lease Obligation); or

8.2.20	Affiliates
enter into any transaction with any Affiliate save on an arm’s length basis.

8.3	Ship covenants
The Borrower hereby covenants with each of the Creditors and undertakes throughout the Security Period that it and/or Lessee and/or the Bareboat Charterer will:

8.3.2	Insurance

(k)	Insured risks, amounts and terms
insure and keep the Ship insured free of cost and expense to the Security Agent and in the joint names of the Lessor (or, following a Standby Ship Disposition, the Standby Purchaser), the Lessee and the Bareboat Charterer (but in the case of the insurances referred to in sub-paragraph (i) below, no other person, save with the prior written consent of the Security Agent and subject to such person having, if so required by the Security Agent and to the satisfaction of the Security Agent, executed a first priority assignment in favour of the Security Agent of such person’s interest in the Insurances of the Ship on similar terms to the assignment by the Lessee in the Four Party Deed or, if so required by the Security Agent, in the joint names of the Lessor (or, following a Standby Ship Disposition, the Standby Purchaser), the Lessee and the Security Agent, the Facility Agent and/or the Lenders (but without liability on the part of the Security Agent, the Facility Agent and/or the Lenders for premiums or calls):

(i)
against hull and machinery, fire and usual marine risks (including Excess Risks) and War Risks, on an agreed value basis, in such amounts (but not in any event less than the higher of (1) 110% of the Loan and (2) its market value from time to time prior to the commencement of the period of the relevant policy) and upon such terms as shall from time to time be approved in writing by the Security Agent;

(ii)
against Protection and Indemnity Risks (including pollution risks for a minimum amount of $1,000,000,000 or such higher or lower maximum amount of cover against pollution risks as shall at any time be available by entry of the Ship with, and/or arrangement by, and/or under any cover arranged by, or through either a protection and indemnity association which is a member of the “International Group” of protection and indemnity associations (or any successor organisation designated by the Security Agent for this purpose) or, if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks, or any supplemental cover for pollution risks over and above that afforded by the basic entry of the Ship with its protection and indemnity association, the maximum aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association provided that, if the Ship has ceased trading or is in lay up (and its cargo fully discharged) and in either case has discharged all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market in such circumstances shall be sufficient for such purpose) for vessels of the same type, size, age and flag as the Ship) for the full value and tonnage of the Ship (as approved in writing by the Security Agent) and upon such terms as shall from time to time be approved in writing by the Security Agent; and

(iii)
if the Ship is not at the relevant time chartered by demise (which shall not, for this purpose, include chartering pursuant to the Bareboat Charter), against loss of hire in such amounts (but in any event not less than the rate of charterhire payable under the relevant charter for the Ship) and upon such terms as shall from time to time be approved in writing by the Security Agent;

and pay the Security Agent the cost (as conclusively certified by the Security Agent) of:

(A)
mortgagees’ interest insurance which the Security Agent may from time to time effect in respect of the Ship or all of the Ship upon such terms and in such amount (not exceeding an amount equal to 110% of the Loan) as the Security Agent acting on the instructions of the Majority Lenders shall deem desirable;

(B)
any other insurance cover which the Security Agent may from time to time effect in respect of the Ship and/or in respect of the interest of any or all of the Creditors in relation to the Ship or potential third party liability of any or all of the Creditors in relation to the Ship as the Security Agent shall reasonably deem desirable having regard to (x) any limitations in respect of amount or extent of cover which may from time to time be applicable to any of the other insurances referred to in this clause 8.3.1(a) and are not customarily applicable on the date of this Agreement and/or (y) any change in the practice of leading banks providing loans to finance vessels which carry Pollutants as to the insurances which they require to be taken out to protect their security interests in such vessels and/or their liability to third parties as a consequence of financing such vessels and/or taking a security interest in such Ship and/or (z) changes of applicable laws (or the judicial or official interpretation thereof) concerning the priority of Environmental Claims as against ship mortgages and/or the liability of mortgagees and lenders in relation to Environmental Claims;

(l)	Approved brokers, insurers and associations
effect the insurances aforesaid in Dollars or such other currency as the Security Agent may approve and through the Approved Brokers (if any) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Security Agent; provided however that the insurances against War Risks and Protection and Indemnity Risks may be effected by the entry of the Ship with such War Risks and protection and indemnity associations as shall from time to time be approved in writing by the Security Agent;

(m)	Fleet liens, set-off and cancellation
if any of the insurances referred to in 8.3.1(a)(i) form part of a fleet cover, procure that the Approved Brokers shall (if so required by the Security Agent) undertake to the Security Agent that they shall neither set off against any claims in respect of the Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non‑payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Ship if and when so requested by the Security Agent;

(n)	Payment of premiums and calls
punctually pay all premiums, calls, contributions or other sums payable in respect of all such insurances and produce copies of all relevant receipts or other evidence of payment when so required by the Security Agent;

(o)	Renewal
at least 14 days (or such shorter period as the Security Agent may from time to time agree) before the relevant policies, contracts or entries expire, notify the Security Agent of the names of the brokers and/or the War Risks and protection and indemnity associations proposed to be employed by the Lessee, the Bareboat Charterer or any other party for the purposes of the renewal of such insurances and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Security Agent pursuant to this clause 8.3.1(e), procure that appropriate instructions for the renewal of such insurances on the terms so specified are given to the Approved Brokers and/or to the approved War Risks and protection and indemnity associations at least ten days (or such shorter period as the Security Agent may from time to time agree) before the relevant policies, contracts or entries expire, and that the Approved Brokers and/or the approved War Risks and protection and indemnity associations will at least seven days before such expiry (or within such shorter period as the Security Agent may from time to time agree) confirm in writing to the Security Agent as and when such renewals have been effected in accordance with the instructions so given;

(p)	Guarantees
arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or War Risks association;

(q)	Hull policy documents, notices, loss payable clauses and brokers’ undertakings deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the insurances referred to in clause 8.3.1(a)(i) as are effected through the Approved Brokers and procure that the interest of the Security Agent, the Facility Agent and the Lenders shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a Notice of Assignment of Insurances (signed by the Lessor, the Lessee, the Bareboat Charterer and by any other assured who shall have assigned its interest in the Insurances to the Security Agent) and that the Security Agent shall be furnished with pro forma copies thereof and, unless the insurances are placed, to the satisfaction of the Security Agent, upon the terms of the Norwegian Marine Insurance Plan of 1996 as amended, a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Security Agent;

(r)	Associations’ loss payable clause, undertakings and certificates procure that any protection and indemnity and/or War Risks associations in which the Ship is for the time being entered shall endorse the Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Security Agent with a copy of such certificate of entry or policy and, unless the insurances are placed, to the satisfaction of the Security Agent, upon the terms of the Norwegian Marine Insurance Plan of 1996 as amended, a letter or letters of undertaking in such form as shall from time to time be required by the Security Agent;

(s)	Extent of cover and exclusions
take all necessary action and comply with all requirements which may from time to time be applicable to the Insurances (including, without limitation, the making of all requisite declarations within any prescribed time limits and the payment of any additional premiums or calls) so as to ensure that the Insurances are not made subject to any exclusions or qualifications to which the Security Agent has not given its prior written consent and are otherwise maintained on terms and conditions from time to time approved in writing by the Security Agent;

(t)	Independent report
if so requested by the Security Agent where there has, in the reasonable opinion of the Security Agent, been a significant change in circumstances or the insurance arrangements or the status of any insurer or association which may, in the reasonable opinion of the Security Agent, affect the interests of the Lenders, but at the cost of the Borrower, furnish the Security Agent from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Security Agent dealing with the insurances maintained on the Ship and stating the opinion of such firm as to the adequacy thereof;

(u)	Collection of claims
do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(v)	Employment of Ship
not employ the Ship or suffer the Ship to be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(w)	Application of recoveries
apply all sums receivable under the Insurances which are paid to the Borrower and/or the Lessee and/or the Bareboat Charterer in accordance with the Loss Payable Clause in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

(x)	Further insurance assignments
unless the Ship is insured against the risks referred to in clause 8.3.1(a)(i) upon the terms of the Norwegian Insurance Plan of 1996 as amended, not permit the insurances referred to in such clause to be effected in the name of any person (other than the Security Agent and/or the other Creditors) unless such person has to the satisfaction of the Security Agent executed a first priority assignment in favour of the Security Agent of such person’s interest in the Insurances of the Ship on similar terms (mutatis mutandis) to the assignment by the Lessee and the Bareboat Charterer in the Four Party Deed;

8.3.3	Name and registration

(i)	not change the name of the Ship without first notifying the Facility Agent;

(j)	keep the Ship registered under the laws of its Flag State at the Port of Registry;

(k)
not do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled or which could or might result in the Ship being required to be registered otherwise than under the laws of its Flag State at the Port of Registry;

(l)
not register the Ship or permit its registration under any other flag or at any other port without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) such consent not to be unreasonably withheld; and

(m)
if the said registration of the Ship is for a limited period, renew such registration at least 45 days prior to the expiry of such registration and provide evidence of such renewal to the Facility Agent at least 30 days prior to such expiry;

8.3.4	Repair
keep the Ship and its equipment, outfit and appurtenances tight, staunch, strong, in good condition and in all respects seaworthy and fit for its intended service and in a good and efficient state of repair and procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Ship;

8.3.5	Modification; removal of parts; equipment owned by third parties not without the prior written consent of the Security Agent or suffer any other person to:

(a)	make any modification to the Ship in consequence of which its structure, type or performance characteristics could or might be materially altered or its value materially reduced; or

(b)
remove any material part of the Ship or any equipment the value of which is such that its removal from the Ship would materially reduce the value of the Ship, without replacing the same with equivalent parts or equipment which are owned by the Owner free from Encumbrances (other than Permitted Encumbrances); or

(c)	install on the Ship any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Ship;

8.3.6	Maintenance of class; compliance with regulations
at all times and without cost or expense to any Creditor comply with and ensure that the Ship at all times complies with the provisions of all regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at the Port of Registry or otherwise applicable to the Ship and keep the Ship, or cause the Ship to be kept, in such condition as will entitle it to maintain the Classification as the class of the Ship free of any material overdue recommendations and to deliver annually to the Facility Agent a certificate from the Classification Society showing such Classification to be maintained.

8.3.7	Surveys
submit the Ship to continuous surveys and such periodical or other surveys as may be required for classification purposes and, if so requested by the Facility Agent or if the survey report relates to or recommends or requires repairs and/or other work the cost of which will or may exceed the Casualty Amount, supply to the Facility Agent copies of all survey reports issued in respect thereof;

8.3.8	Inspection
ensure that the Facility Agent, by surveyors or other persons appointed by it for such purpose, may board the Ship at all reasonable times without interfering with the operation of the Ship for the purpose of inspecting it and to afford all proper facilities for such inspections and for this purpose to give to the Facility Agent reasonable advance notice of any intended drydocking of the Ship (whether for the purpose of classification, survey or otherwise) (provided that any such surveyor or other person shall undertake confidentiality with respect to disclosure of the results of such inspection to any third parties other than the Creditors and their advisers) provided that unless an Event of Default shall have occurred and be continuing, such inspections shall be limited to one such inspection of the Ship per year;

8.3.9	Prevention of and release from arrest
promptly in accordance with good ship owning practice pay and discharge all debts, damages, liabilities and outgoings whatsoever which have given or may give rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances or any part thereof and, in the event of a writ or libel being filed against the Ship, its Earnings, its Insurances or any part thereof, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process or in the event of detention of the Ship in exercise or purported exercise of any such lien or claim as aforesaid, procure the release of the Ship, its Earnings, its Insurances from such arrest, detention attachment or levy or, as the case may be, the discharge of the writ or libel forthwith upon, or in any event within ten Banking Days after, receiving notice thereof by providing bail or procuring the provision of security or otherwise as the circumstances may require;

8.3.10	Employment
not employ the Ship or permit its employment in any manner, trade or business which is forbidden by international law, or which is unlawful or illicit under the law of any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render its liable to condemnation in a prize court, or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not employ the Ship or permit its employment in carrying any contraband goods, or enter or trade to or to continue to trade in any zone which has been declared a war zone by any Government Entity or by the Ship’s War Risks insurers unless the prior written consent of the Facility Agent is obtained (such consent not to be unreasonably withheld or delayed) and such special insurance cover as the Facility Agent may require shall have been effected by the Bareboat Charterer at its expense;

8.3.11	Information
promptly furnish the Facility Agent with all such information as it may from time to time reasonably require regarding the Ship, its Insurances, its employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for its employment entered into by the Lessee or, as the case may be, the Bareboat Charterer or otherwise howsoever concerning the Ship;

8.3.12	Notification of certain events
notify the Facility Agent forthwith by facsimile or other means of telecommunication in permanent written form thereafter confirmed by letter of:

(f)	any damage to the Ship requiring repairs the cost of which will or might exceed its Casualty Amount;

(g)	any occurrence in consequence of which the Ship has or may become a Total Loss;

(h)	any requisition of the Ship for hire;

(i)	any requirement or recommendation made in relation to the Ship by any insurer or the Classification Society or by any competent authority which is not complied with in accordance with its terms;

(j)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances or any part thereof;

(k)
the occurrence of any material Environmental Claim against the Lessee, the Bareboat Charterer, the Ship or any other member of the Golar LNG Group or any other vessel from time to time owned, technically managed or crewed by, or bareboat chartered to, any member of the Golar LNG Group or any incident, event or circumstances which may give rise to any such Environmental Claim or an Event of Default specified in clause 10.1.26 (Environment);

8.3.13	Payment of outgoings and evidence of payments
promptly pay, or procure the payment of all tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances and keep proper books of account in respect of the Ship and its Earnings and, as and when the Facility Agent may so require, make such books available for inspection on behalf of the Facility Agent, and furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being promptly and regularly paid and that all deductions from crew’s wages in respect of any applicable tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

8.3.14	Encumbrances
not without the prior written consent of the Facility Agent acting on the instructions of all of the Lenders (and then only subject to such conditions as the Facility Agent may impose in accordance with such instructions) create or purport or agree to create or permit to arise or subsist any Encumbrance (other than Permitted Encumbrances) over or in respect of the Ship, any share or interest therein or in any other part of the Property (as defined in the Four Party Deed) or the Assigned Property (as defined in the Security Assignment);

8.3.15	Sale or other disposal
not without the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders (and then only subject to such conditions as the Facility Agent may impose in accordance with such instructions) arrange or concur in the sale, any agreement to sell, the transfer, abandonment or other disposition (whether pursuant to clause 3.3 of the Lease Agreement or otherwise) of the Ship or any share or interest therein if, in case of the Ship, the Sale Proceeds of the Ship will or may be insufficient to enable the Borrower to comply with its obligations under clause 4.4 (Payment on Total loss and disposal of the Ship, etc.) arising upon the sale of the Ship (including (without limitation) prepayment in full of the Loan if required by clauses 4.3 (Mandatory prepayment) or  4.4 (Payment on Total loss and disposal of the Ship, etc.)) and the Borrower has not first demonstrated to the reasonable satisfaction of the Facility Agent that the Borrower will have other funds available to it provided by way of Equity Finance to enable it to comply with such obligations upon completion of the sale of the Ship;

8.3.16	Chartering

(a)	save for the Lease, the Bareboat Charter and the Time Charter not:

(i)	let the Ship on demise charter for any period; and

(ii)	de-activate or lay up the Ship; and

(b)
not without the prior written consent of the Facility Agent acting on the instructions of the Lenders, permit the assignment or novation of the Time Charter pursuant to clause 31.3 of the Time Charter;

8.3.17	Sharing of Earnings
not without the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders (and then only subject to such conditions as the Facility Agent may impose in accordance with such instructions) to enter into any agreement or arrangement whereby the Earnings of the Ship may be shared with any other person;

8.3.18	Payment of Earnings
to procure that the Earnings of the Ship are paid to the Security Agent at all times if and when the same shall be or shall have become so payable in accordance with the Security Documents and that any Earnings of the Ship which are so payable and which are in the hands of the Lessee’s or the Bareboat Charterer’s brokers or agents are duly accounted for and paid over to the Security Agent forthwith on demand;

8.3.19	Repairers’ liens
not without the prior written consent of the Facility Agent put the Ship into the possession of any person for the purpose of work being done upon it in excess of $6,000,000 unless:

(a)
such person shall first have given to the Facility Agent in terms satisfactory to it, a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or otherwise; or

(b)	any such lien of such person would be a Permitted Lien; or

(c)	the cost of work is covered by insurance proceeds and the underwriters have agreed to make payment directly to the person who is to carry out the work; or

(d)	it has access to funds in an amount sufficient to cover the cost of such work and has demonstrated that to the satisfaction of the Facility Agent;

8.3.20	Manager
not appoint a manager of the Ship other than an Approved Manager;

8.3.21	Notice of Mortgage
place and at all times and places retain a properly certified copy of the Mortgage (which shall form part of the Ship’s documents) on board the Ship, with its papers and cause such certified copy of the Mortgage, to be exhibited to any and all persons having business with the Ship, which might create or imply any commitment or encumbrance whatsoever on or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Security Agent and place and keep prominently displayed in the navigation room and in the Master’s cabin of the Ship (for so long as it is owned by the Lessor) and (in the case of the Ship), a framed printed notice in plain type, prior to a Standby Ship Disposition, in such form as the Security Agent shall notify the Borrower and/or the Bareboat Charterer and, following a Standby Ship Disposition, reading as follows:
“NOTICE OF MORTGAGE”
This Ship is subject to a first priority mortgage in favour of Golar Gas Holding Company, Inc., which Mortgage has been assigned to DnB NOR Bank ASA of 20 St. Dunstan’s Hill, London EC3R 8HY as security trustee under authority of Chapter 3 of the Republic of The Marshall Islands Maritime Act 1990 as amended. Under the said mortgage, neither the Borrower nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.
and in terms of the said notices it is hereby agreed that save and subject as otherwise herein provided, neither the Lessee, the Bareboat Charterer nor any other charterer nor the Master of the Ship, nor any other person has any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage;

8.3.22	Conveyance on default
where the Ship is (or is to be) sold in exercise of any power contained in the Mortgage or otherwise conferred on the Security Agent, execute, forthwith upon request by the Security Agent pursuant to the Security Assignment, such form of conveyance of the Ship as the Security Agent may require;

8.3.23	Anti-drug abuse
without prejudice to clause 8.3.9 (Employment), take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in any jurisdiction in or to which the Ship shall be employed or located or trade or which may otherwise be applicable to the Ship and/or the Lessee and/or the Bareboat Charterer;

8.3.24	Compliance with Environmental Laws
comply, and procure compliance by the Parent and the Bareboat Charterer in all material respects with all Environmental Laws applicable to it, the Bareboat Charterer and/or the Parent and/or the Ship, including, without limitation, requirements:

(a)	relating to manning of the Ship;

(b)	relating to establishment of financial responsibility for the Ship;

(c)	to obtain and comply with all Environmental Approvals applicable to it and/or the Ship; and

(d)	from time to time imposed by the Government of Dubai

8.3.25	Compliance
comply at all material times in all material respects with the ISM Code and, to the extent applicable, the ISPS Code.

8.4	Financial undertaking; Debt service coverage ratio
The Borrower undertakes with each of the Creditors throughout the Security Period that it will ensure that as at the end of each quarterly period during and as at the end of each financial year of the Borrower, the ratio of Charterhire to Consolidated Debt Service is equal to or greater than 1.15:1.

8.5	Undertakings concerning the Time Charter
The Borrower hereby undertakes with each of the Creditors that it will, and will procure (where applicable) that the Lessee and/or the Bareboat Charterer will, throughout the Security Period:

8.5.3	Negative undertakings
not, without the previous written consent of the Facility Agent (such consent not to be unreasonably withheld or delayed):

(d)	Variations
agree to any material variation of the Time Charter (or any purchase option agreements relating thereto); or

(e)	Releases and waivers
release the Time Charter from any of its material obligations under the Time Charter or waive any breach of its material obligations thereunder or consent to any such act or omission of the Time Charter as would otherwise constitute such breach; or

(f)	Termination
terminate the Time Charter for any reason whatsoever;

8.5.4	Performance of charter obligations
perform its obligations under the Time Charter and use all reasonable endeavours to procure that the Time Charter shall perform their respective obligations under the Time Charter; and

8.5.5	Information
supply to the Facility Agent all information, accounts and records that may be necessary or of assistance to enable the Facility Agent to verify the amount of all payments of charterhire and any other amount payable under the Time Charter.

8.6	Undertakings concerning the Lease Agreement and the Bareboat Charter
The Borrower hereby undertakes with each of the Creditors that it will, and will procure (where applicable) that the Lessee and the Bareboat Charterer will throughout the Security Period:

8.6.1	Negative undertakings
not, without the previous written consent of the Facility Agent (such consent not to be unreasonably withheld):

(a)	Variations
agree to any material variation of the Lease Agreement or any Transaction Documents; or

(b)	Releases and waivers
release any other party to a Lease Agreement or the Bareboat Charter from any of its obligations under a Lease Agreement or the Bareboat Charter or waive any breach of its obligations thereunder or consent to any such act or omission of any other party to a Lease Agreement or the Bareboat Charter as would otherwise constitute such breach; or

(c)	Termination
terminate the Lease Agreement or the Bareboat Charter for any reason whatsoever;

8.6.2	Performance of charter obligations
perform its obligations under the Lease Agreement, the Bareboat Charter or any Approved Management Agreement and use all reasonable endeavours to procure that the other party to the Lease Agreement, the Bareboat Charter or any Approved Management Agreement shall perform its obligations under the Lease Agreement, the Bareboat Charter or any Approved Management Agreement; and

8.6.3	Information
supply to the Facility Agent all information, accounts and records that may be necessary or of assistance to enable the Facility Agent to verify the amount of all payments of Charterhire and any other amount payable by any person under the Lease Agreement, the Bareboat Charter or the Time Charter.

8.7	Golar Winter Earnings on a shortfall of Charterhire
If on a Repayment Date, the Charterhire is insufficient to fund any Repayment Amount, to the extent that the Parent has not funded the outstanding Repayment Amount by way of an Equity Contribution and subject to the Golar Winter Lessor having received all amounts due to it at such time pursuant to the Golar Winter Transaction Documents, the Borrower undertakes that it will procure that the Golar Winter Lessee and/or the Golar Winter Bareboat Charterer immediately transfers such remaining Golar Winter Earnings to the Borrower for application in or towards payment of the outstanding Repayment Amount. The Borrower undertakes to procure that the Golar Winter Parties and the Golar Winter Account Bank shall co-operate with the Borrower to effect such payments.

9	Conditions

9.1	Documents and evidence
The obligation of each Lender to make its Commitment available shall be subject to the receipt by the Facility Agent or its duly authorised representative:

9.1.21
on the date of this Agreement or by such later date (no later than three Banking Days before the Drawdown Date or such shorter period as the Facility Agent may, in its absolute discretion, agree) of the documents and evidence specified in Part 1 of Schedule 4; and

9.1.22	on or prior to the Drawdown Date, of the documents and evidence specified in Part 2 of Schedule 4, in each case in form and substance satisfactory to the Facility Agent.

9.2	General conditions precedent
The obligation of each Lender to make its Commitment available shall be further subject to, at the time of the giving of the Drawdown Notice and on the Drawdown Date:

9.2.26
the representations and warranties in clause 7 (Representations and warranties) being true and correct on the Drawdown Date as if each was made with respect to the facts and circumstances existing at such time; and

9.2.27	no Default having occurred and continuing at the time of the Drawdown Date.

9.3	Conditions Subsequent
The Borrower shall procure that:

9.3.3
insurance assignments (and notices of assignment thereunder), from any co-assureds named on any of the Insurances in relation to the Ship, are provided within seven days of the date of this Agreement in a form and substance acceptable to the Facility Agent; and

9.3.4	an original of the Quiet Enjoyment Letter, duly signed by the Time Charterer is provided within ten days of the date of this Agreement.

9.4	Waiver of conditions precedent
The conditions specified in this clause 9 are inserted solely for the benefit of the Creditors and may be waived by the Facility Agent (acting on the instructions of all the Lenders) in whole or in part with or without conditions.

10	Events of Default

10.1	Events
There shall be an Event of Default if:

10.1.28	Non-payment
any Security Party fails to pay any sum due by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three Banking Days of demand) and such failure continues for more than three Banking Days after written notice of non-payment by the Facility Agent; or

10.1.29	Master Swap Agreement
an Event of Default (as defined in the Master Swap Agreement) on the part of the Borrower shall occur under the Master Swap Agreement; or

10.1.30	Breach of Insurance and certain other obligations
the Borrower, the Lessee or the Bareboat Charterer fails to obtain and/or maintain the Insurances in accordance with the requirements of the Security Documents for the Ship or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower, the Lessee or the Bareboat Charterer or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.2 (Negative undertakings concerning the Borrower, the Lessee and the Bareboat Charterer) or 8.4 (Financial undertaking; Debt service coverage ratio) to 8.6 (Undertaking concerning the Lease Agreement and the Bareboat Charter) (inclusive); or

10.1.31	Breach of other obligations
any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 (Non-Payment), 10.1.2 (Master Swap Agreement) and 10.1.3 (Breach of Insurance and certain other obligations) which are considered by the Majority Lenders to be material and, in respect of any such breach or omission which in the opinion of the Majority Lenders is capable of remedy, such action as the Majority Lenders may require shall not have been taken within 30 days of the Facility Agent notifying the relevant Security Party of such default and of such required action; or

10.1.32	Misrepresentation
any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or repeated; or

10.1.33	Cross-default
at any time the aggregate amount at such time of:

(a)	any Borrowed Money or Swap Liabilities of any Security Party or any other member of the Golar LNG Group which is not paid when due and remains unpaid;

(b)
any Borrowed Money of any Security Party or any other member of the Golar LNG Group which has become (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same), or is capable of being declared due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant person of a voluntary right of prepayment or upon mandatory prepayment as a result of a change of law or other circumstances not constituting an event of default under, or breach of, any agreement regulating and/or securing the relevant Borrowed Money);

(c)
any facility or commitment available to any Security Party or any other member of the Golar LNG Group relating to Borrowed Money which has been withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned;

(d)
the amount of Swap Liabilities of any Security Party or any other member of the Golar LNG Group which are due or capable of being declared due upon early termination of the relevant transaction by the relevant counterparty; and

(e)
any amounts demanded of, but not paid when due and remaining unpaid by any Security Party or any other member of the Golar LNG Group under any guarantee in respect of Borrowed Money or Swap Liabilities exceeds $10,000,000; or

10.1.34	Legal process
any judgment or order made against the Borrower is not stayed or complied with within 30 days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, all or a substantial part of the undertakings, assets, rights or revenues of the Borrower and is not discharged within 30 days; or

10.1.35	Insolvency
the Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or announces an intention to do so, becomes insolvent, has consolidated assets the value of which is less than the value of its consolidated liabilities (taking into account contingent liabilities) or suffers the declaration of a moratorium in respect of any of its indebtedness; or

10.1.36	Reduction or loss of capital
a meeting is convened by the Borrower for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital (save and to the extent that such purchase reduction or redemption of share capital is permitted by clause 8.2.3 (Equity Distributions)); or

10.1.37	Winding up
any corporate action, legal proceedings or other procedure or step is taken by the Borrower, the shareholders of the Borrower or its directors for the purpose of winding up the Borrower or an order is made or resolution passed for the winding up of the Borrower or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.38	Administration
any petition is presented, notice given or other step is taken by the Borrower or its directors for the purpose of the appointment of an administrator of the Borrower or an administration order is made in relation to the Borrower; or

10.1.39	Appointment of receivers and managers
any administrative or other receiver is appointed of the Borrower or all or any substantial part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any substantial part of the assets of the Borrower; or

10.1.40	Compositions
any corporate action, legal proceedings or other procedure or steps are taken, or negotiations commenced, or a moratorium commenced or entered into, by the Borrower or by any of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving the Borrower and its creditors generally (or any class of them); or

10.1.41	Analogous proceedings
there occurs, in relation to the Borrower, in any Relevant Jurisdiction or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Facility Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.8 (Insolvency) to 10.1.13 (Compositions) (inclusive) or the Borrower otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.42	Cessation of business
the Borrower suspends or ceases to carry on its business; or

10.1.43	Seizure
all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, the Borrower are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government other than where such seizure results in a Total Loss; or

10.1.44	Other parties
any of the events or circumstances described in clauses 10.1.7 (Legal Process) to 10.1.16 (Seizure) (inclusive) arises or occurs (mutatis mutandis) in relation to any other Security Party; or

10.1.45	Invalidity
any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect in any respect which the Majority Lenders consider to be material or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.46	Unlawfulness
it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Security Agent to exercise the rights or any of them vested in it or them under any of the Security Documents or otherwise; or

10.1.47	Repudiation
any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.48	Encumbrances enforced
any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents is enforced; or

10.1.49	Material adverse change
there occurs any event or series of events which in the opinion of the Majority Lenders is likely to have a material adverse effect on:

(a)
the business, financial condition or operations of any member of the Golar LNG Group or of the Golar LNG Group taken as a whole the effect of which is, in the opinion of the Facility Agent materially to imperil, delay or prevent due fulfilment by such person of any of their respective obligations under the Security Documents; or

(b)	the validity or enforceability of any Security Document or the rights or remedies of any Creditor thereunder; or

10.1.50	Arrest
the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower and/or the Lessee and/or the Bareboat Charterer shall fail to procure the release of such Ship within a period of ten Banking Days thereafter (or such longer period as the Facility Agent may agree in writing); or

10.1.51	Registration
the registration of the Ship under the laws and flag of the Flag State is cancelled or terminated or, where applicable, not renewed without the prior written consent of the Facility Agent; or

10.1.52	Unrest
the Flag State of the Ship or any Relevant Jurisdiction becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any Relevant Jurisdiction by unconstitutional means if, in any such case, such event could in the opinion of the Facility Agent may be expected to have a material adverse effect on the security created by any of the Security Documents and, within 14 days of notice from the Facility Agent to do so, the Borrower and/or the Lessee and/or the Bareboat Charterer has not taken all such action as the Facility Agent may require to ensure that such circumstances will not have such an effect; or

10.1.53	Environment
the Borrower or any other member of the Golar LNG Group fails or has failed to comply with any applicable Environmental Law or any applicable Environmental Approval or the Ship, the Golar Winter or any other vessel is or has been involved in any incident which gives rise, has given rise or may give rise, to an Environmental Claim against any member of the Golar LNG Group or any vessel owned by, or bareboat chartered to, any member of the Golar LNG Group if, in any such case, such non-compliance or incident or the consequences thereof could, in the opinion of the Facility Agent and having regard to any insurance cover available to meet any liabilities arising in relation to such incident, have a material adverse effect on (a) the business, assets, operations, property or financial condition of the Borrower, the Lessee, the Bareboat Charterer or the Golar LNG Group as a whole or (b) the security created by any of the Security Documents or (c) the ability of the Security Agent to enforce the Security Documents in accordance with their terms; or

10.1.54	P&I
the Borrower, the Lessee and the Bareboat Charterer or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Ship is entered for insurance or insured against Protection and Indemnity Risks (including oil pollution risks) to the effect that any such cover (including, without limitation, cover in respect of liability for Environmental Claims arising in jurisdictions where the Ship operates or trades) is, or may be liable to cancellation, qualification or exclusion at any time; or

10.1.55	Termination of Transaction Documents

(a)	the Time Charter is cancelled or terminated for any reason other than a Time Charterer Default;

(b)
the Time Charter is cancelled or terminated due to a Time Charterer Default and the Bareboat Charterer has not entered into another charter acceptable to the Lenders within 90 days of such termination;

(c)	the Bareboat Charter is cancelled or terminated; and

(d)	any Approved Management Agreement is cancelled or terminated, in each case without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

10.1.56	Change of control
save with the prior written consent of the Lenders (which the Lenders shall have full liberty to withhold):

(a)	the Lessee is not, or ceases to be, a wholly owned Subsidiary of Golar LNG Energy Limited;

(b)	the Borrower and the Bareboat Charterer are not, or cease to be wholly owned Subsidiaries of the Shareholder;

(c)	World Shipholding Ltd is not, or ceases to be, the legal and beneficial owner, direct or indirect, of more than 25% of the shares or other interests in the Parent; or

(d)
(i) up to the Actual Delivery Date, the Borrower is not, or ceases to be, a wholly owned Subsidiary of the Parent or (ii) at any time after the Actual Delivery Date, a Change of Control occurs in relation to the Borrower and for the purpose of this sub‑clause 10.1.29(d),

Change of Control means if two or more persons acting in concert or any individual (other than the Parent):

(i)	acquires legally and/or beneficially and either directly or indirectly, in excess of 49% of the issued share capital of the Borrower; or

(ii)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower.

10.1.57	Termination Notice
a Lessor (or any person on behalf of the Lessor) serves a Termination Notice (as such term is defined in the Lease Agreement) on the Lessee under the Lease Agreement; or

10.1.58	Financial Covenant and Debt Service Reserve Account
the Borrower is in breach of its obligations under clauses 8.4 (Financial undertaking; Debt service coverage ratio) or 14.2 (DSRA Minimum Amount); or

10.1.59	Default under the Previous Facility
an Event of Default (as defined in the Previous Facility Agreement) has occurred under the Previous Facility.

10.2	Acceleration
The Facility Agent, if so requested by the Majority Lenders, shall without prejudice to any other rights of the Lenders, at any time after the happening of an Event of Default which is then continuing by notice to the Borrower declare that:

10.2.5	the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Total Commitments shall be reduced to zero forthwith; and/or

10.2.6
the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis
If, pursuant to clause 10.2.2 (Acceleration) the Facility Agent declares the Loan to be due and payable on demand, the Facility Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrower:

(a)
call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and any commitment commission accrued and all other sums payable under this Agreement; or

(b)	withdraw such declaration with effect from the date specified in such notice.

10.4	Position of Swap Bank
The Facility Agent and the Security Agent shall not be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank are also Lenders and then again only in relation to such rights as the Swap Bank have as Lenders.

11	Indemnities

11.1	Miscellaneous indemnities
The Borrower shall on demand indemnify each Creditor, without prejudice to any of their other rights under any of the Security Documents, against any loss or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.7	any default in payment by the Borrower of any sum under any of the Security Documents when due;

11.1.8	the occurrence of any Event of Default;

11.1.9	receiving or recovering all or any part of a sum unpaid otherwise than on the due date for the payment of interest in respect thereof;

11.1.10
any prepayment of the Loan or part thereof being made under clauses 4.2 (Voluntary prepayment), 4.3 (Mandatory Prepayment), 4.4 (Prepayment on Total Loss and disposal of the Ship, etc.), 4.6 (Additional voluntary prepayment) or 12.1 (Unlawfulness), or any other repayment or prepayment of the Loan or part thereof being made otherwise than on a Rollover Date relating to the Loan or such part thereof being repaid or prepaid; or

11.1.11	the Loan or any part thereof not being made for any reason (excluding any default by the relevant Creditor) on the date specified in the Drawdown Notice, including, in any such case, but not limited to, any loss or expense sustained or incurred by any Creditor in maintaining or funding its Contribution or any part thereof or in liquidating or re‑employing deposits from third parties acquired or contracted for to fund, effect or maintain its Contribution or any part thereof (collectively Breakage Costs).

11.2	Currency indemnity

11.2.6
If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the first currency) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the second currency) for the purpose of:

(c)	making or filing a claim or proof against the Borrower;

(d)	obtaining an order or judgment in any court or other tribunal; or

(e)	enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

11.2.7
Any amount due from the Borrower under clause 11.2.1 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term rate of exchange includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity
The Borrower shall indemnify each Creditor on demand and hold each Creditor harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature (Losses) which may be suffered, incurred or paid by, or made or asserted against the relevant Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against the relevant Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12	Unlawfulness and increased costs

12.1	Unlawfulness
If it is or becomes contrary to any law or regulation for any Lender to maintain its Commitment or to fund its Contribution or contribute to the Loan, such Lender shall promptly inform the Facility Agent and the Facility Agent shall notify the Borrower whereupon:

12.1.8	such Lender’s Commitment shall be reduced to zero;

12.1.9
the undrawn portion of the Total Commitments shall be reduced by the same proportion which (immediately prior to its reduction to zero) the Commitments of the relevant Lender bore to the aggregate of the Total Commitments (including such Lender’s Commitment); and

12.1.10
the Borrower shall be obliged to prepay the Contributions of such Lender either (a) forthwith or (b) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest and commitment commission accrued to the date of prepayment and all other sums payable by the Borrower to such Lender under this Agreement.

12.1.11	Any prepayment pursuant to this clause 12.1 shall be made together with all amounts referred to in clause 4.7 (Amounts payable on repayment).

12.2	Increased costs
If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which any Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.4
subject any Lender to Taxes or change the basis of Taxation of any Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.5
increase the cost to, or impose an additional cost on, any Lender or its holding company in making or keeping its Commitment available or funding its Contribution or otherwise in maintaining its obligations under this Agreement; and/or

12.2.6	reduce the amount payable or the effective return to any Lender under any of the Security Documents; and/or

12.2.7
reduce any Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under any of the Security Documents; and/or

12.2.8	require any Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under any of the Security Documents; and/or

12.2.9
require any Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Lender’s Commitment or Contribution from its capital for regulatory purposes, then and in each such case (subject to clause 12.3) such Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and the Borrower shall on demand, made at any time whether or not the relevant Lender’s Contribution has been repaid, pay to the Facility Agent for the account of such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Lender or its holding company regards as confidential) is required to compensate such Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.
For the purposes of this clause 12.2, holding company means the company or entity (if any) within the consolidated supervision of which the relevant Lender is included.

12.3	Exception
Nothing in clause 12.2 (Increased Costs) shall entitle any Lender to compensation for any such increased costs, reduction, payment or foregoing return to the extent that the same is the subject of an additional payment under clause 6.7 (Grossing-up for Taxes) or is taken into account in calculating the Additional Cost.

12.4	Mitigation
If circumstances arise which would, or would upon the giving of notice, result in:

12.4.6	the Borrower being required to make an increased payment to a Lender pursuant to clause 6.7 (Grossing-up for Taxes); or

12.4.7	the reduction of the Commitments of a Lender to zero or the Borrower being required to prepay any Lender’s Contribution pursuant to clause 12.1 (Unlawfulness); or

12.4.8
the Borrower being required to make a payment to a Lender to compensate such Lender or its holding company for a liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss pursuant to 12.2 (Increased Costs),

12.4.9
then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under clauses 6.7 (Grossing up for taxes) and 12 (Unlawfulness and Increased Costs), the Facility Agent and the relevant Lender shall endeavour to take such reasonable steps (and/or, in the case of clause 12.2 (Increased Costs) and where the increased or additional cost, reduction, payment, foregone return or loss is that of its holding company, endeavour to procure that its holding company takes such reasonable steps) as may be open to it (or, as the case may be, its holding company) to mitigate or remove such circumstances including (in the case of a Lender) the transfer of its rights and obligations under this Agreement to an Affiliate of such Lender, to another lending office of such Lender or to another bank or financial institution) unless to do so might (in the opinion of the relevant Lender) be prejudicial to such Lender (or, as the case may be, its holding company) or be in conflict with such Lender’s (or, as the case may be, its holding company’s) or the Facility Agent’s general banking policies or involve such Lender (or, as the case may be, its holding company) or the Facility Agent in expense or an increased administrative burden.

13	Set‑off, pro rata payments

13.1	Set-off
Subject to the Proceeds Deeds in the case of the Proceeds Accounts or the Standby Purchaser Proceeds Account only, the Borrower authorises each Lender (without prejudice to any of such Lender’s rights at law, in equity or otherwise), at any time when an Event of Default has occurred and is continuing and without notice to the Borrower:

13.1.10
to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Lender in or towards satisfaction of any sum due and payable from the Borrower to such Lender under any of the Security Documents;

13.1.11	in the name of the Borrower or such Lender to do all such acts and to execute all such documents as may be necessary or expedient to effect such application; and

13.1.12	to combine and/or consolidate all or any accounts in the name of the Borrower with such Lender.
For such purposes, each Lender is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.
No Lender shall be obliged to exercise any right given to it by this clause 13.1.
Each Lender shall notify the Facility Agent and the Borrower forthwith upon the exercise or purported exercise of any right of set‑off giving full details in relation thereto and the Facility Agent shall inform the other Lenders.

13.2	Pro rata payments

13.2.4
If at any time any Lender (the Recovering Lender) receives or recovers any amount owing to it by the Borrower under this Agreement by direct payment, set-off or in any manner other than by payment through the Facility Agent pursuant to clause 6.1 (No set-off or counterclaim; distribution to the Lenders) or 6.10 (Partial payments) (not being a payment received from a Transferee Lender or a sub‑participant in such Lender’s Contribution or any other payment of an amount due to the Recovering Lender for its sole account pursuant to clauses 3.1 (Normal interest rates), 3.6 (Market disruption; non availability), 4.6 (Additional voluntary prepayment), 6.7 (Grossing-up for Taxes), 11 (Indemnities), 12.1 (Unlawfulness), 12.2 (Increased Costs)) or, in the case of the Eksportfinans Facility Lender, from GIEK under the GIEK Guarantee, the Recovering Lender shall, within two Banking Days of such receipt or recovery (a Relevant Receipt) notify the Facility Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Lender would have received if the Relevant Receipt had been received by the Facility Agent and distributed pursuant to clauses 6.1 (No set-off or counterclaim; distribution to the Lenders) or 6.10 (Partial payments) as the case may be then:

(f)	within two Banking Days of demand by the Facility Agent, the Recovering Lender shall pay to the Facility Agent an amount equal (or equivalent) to the excess;

(g)
the Facility Agent shall treat the excess amount so paid by the Recovering Lender as if it were a payment made by the Borrower and shall distribute the same to the Lenders (other than the Recovering Lender) in accordance with clause 6.10 (Partial payments); and

(h)
as between the Borrower and the Recovering Lender the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Lenders shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.2.5
If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Lender (whether to a liquidator or otherwise) each Lender to which any part of such Relevant Receipt was so re‑distributed shall on request from the Recovering Lender repay to the Recovering Lender such Lender’s pro rata share of the amount which has to be refunded by the Recovering Lender.

13.2.6	Each Lender shall on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this clause 13.2.

13.2.7
Notwithstanding the foregoing provisions of this clause 13.2 no Recovering Lender shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Facility Agent).

13.3	No release
For the avoidance of doubt it is hereby declared that failure by any Recovering Lender to comply with the provisions of clause 13.2 (Pro rata payments) shall not release any other Recovering Lender from any of its obligations or liabilities under clause 13.2 (Pro rata payments).

13.4	No charge
The foregoing provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge by a Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.2 (Pro rata payments).

14	Accounts

14.1	Debt Service Reserve Account

14.1.8
In accordance with clause 14.2 (DSRA Minimum Amount), the Borrower shall maintain a credit balance on the Debt Service Reserve Account of an amount which, when aggregated with the value of any standby letter of credit issued pursuant thereto, is at least equal to the applicable DSRA Minimum Amount from time to time. The Security Agent shall procure that any moneys payable under any standby letter of credit issued pursuant to clause 14.2 (DSRA Minimum Amount) are also paid into the Debt Service Reserve Account.

14.1.9
The Borrower shall not withdraw amounts standing to the credit of the Debt Service Reserve Account except as permitted by clauses 14.1.3 to 14.1.6 (inclusive) and the mandate or other signature authority in respect of the Debt Service Reserve Account shall provide that the relevant Account Bank may only debit the Debt Service Reserve Account with such amounts as notified to it by the Facility Agent and pay such amounts on behalf of the Borrower to such account of the Facility Agent as it may notify to such Account Bank.

14.1.10
If on any Repayment Date or any Rollover Date the credit balance on the Borrower Earnings Account is insufficient to pay the Borrower’s payment obligations under this Agreement in full, the Facility Agent may, by written notice to the relevant Account Bank (with a copy to the Borrower), specify the amount of the relevant shortfall and require that an amount equal to that shortfall be debited to the Debt Service Reserve Account and paid to such account of the Facility Agent (for account of the relevant Creditors) as the Facility Agent may specify in that notice.

14.1.11
If the relevant Account Bank receives a notice from the Facility Agent under clause 14.1.3, such Account Bank shall make the relevant payment to the Facility Agent to the account specified on the relevant Repayment Date or relevant Rollover Date (or, if later, on the day of receipt of the notice) and the Borrower hereby irrevocably consents to, and authorises that Account Bank to make, each such payment.

14.1.12
If, following receipt by the relevant Account Bank of a notice from the Facility Agent under clause 14.1.3, the credit balance on the Debt Service Reserve Account is insufficient to make the requested payment in full, that Account Bank shall pay to the Facility Agent the balance on the Debt Service Reserve Account and the Facility Agent shall apply such amount in or towards payment to the relevant Creditors of the respective amounts due to them in accordance with clause 6.10 (Partial payments).

14.1.13
The Borrower may withdraw amounts from the Debt Service Reserve Account for their investment in a Dollar fixed term deposit account or contract placed or made with the relevant Account Bank on terms that the funds so invested and interest earned thereon shall be credited to such Earnings Account on maturity of the relevant fixed term deposit account or contract (provided that the relevant account or contract will be subject to a valid Account Security and notice of assignment thereof has been given to, and acknowledged by, the relevant Account Bank in accordance with such Earnings Account Security).

14.2	DSRA Minimum Amount

14.2.10
The Borrower shall within 90 days after the Actual Delivery Date, and thereafter at all times up until the Eksportfinans Facility Final Maturity Date, fund and, subject to clause 14.2.4, maintain the Debt Service Reserve Account up to the DSRA Minimum Amount.

14.2.11	The Borrower may fund up to 50% of the DSRA Minimum Amount by providing the Security Agent with a DSRA Letter of Credit.
14.2.12

(c)
Any DSRA Letter of Credit shall be issued in the form substantially as in Schedule 9 (Form of DSRA Letter of Credit) or in such other form and upon terms and conditions acceptable to the Facility Agent (acting on the instructions of the Majority Lenders).

(d)
The Borrower shall procure that the provider of any such DSRA Letter of Credit shall at all times have a credit rating of at least A by Standard & Poor’s Ratings Group (the Minimum L/C Credit Rating) and if the credit rating of any such provider shall at any time fall below the Minimum L/C Credit Rating, the Borrower shall within five Banking Days of being required by the Facility Agent to do so (or such other time as the Facility Agent may agree to in writing), either (i) replace such DSRA Letter of Credit with a replacement DSRA Letter of Credit issued by a new provider which has a credit rating of not less than the Minimum L/C Credit Rating (and the provisions of this clause 14.2.3 shall also apply to such alternative DSRA Letter of Credit and any further replacement thereof), or (ii) fund such amount of the Debt Service Reserve Account with an amount equal to the amounts secured by the then current DSRA Letter of Credit from either the proceeds of an Equity Distribution or, subject to the Facility Agent being satisfied that all amounts of principal and interest in the this Agreement are capable of being met from Charterhire for the next Repayment Date, from a transfer from the Borrower Earnings Account.

(e)
If the Borrower shall fail to replace any such DSRA Letter of Credit within such five Banking Day period (or other period agreed by the Facility Agent), the Facility Agent shall be entitled to make a demand under such DSRA Letter of Credit and apply the proceeds thereof in payment to the Debt Service Reserve Account.

14.2.13
To the extent that amounts have been withdrawn from the Debt Service Reserve Account pursuant to clause 14.1.3, the Borrower shall within 90 days following such withdrawal, fund and maintain the Debt Service Reserve Account up to the DSRA Minimum Amount.

14.3	Undertakings concerning the Earnings Accounts
The Borrower undertakes with each of the Creditors that throughout the Security Period it will procure that:

14.3.1	Payments to Earnings Accounts
unless and until the Security Agent otherwise directs pursuant to the Four Party Deed or any other Security Document, the following will be paid to the Earnings Accounts:

(c)	all Earnings of the Ship and any damages, awards and other compensation arising from any successful contractual claims and/or disputes in respect of the Ship;

(d)
all moneys payable under the Insurances of the Ship which are payable to the Lessee or the Bareboat Charterer or its order pursuant to the Proceeds Deeds and in accordance with the relevant Loss Payable Clauses and the Four Party Deed; and

(e)	the amount (including interest) of any fixed term deposit account or contract referred to in clause 14.3.2(c) upon maturity of the relevant fixed term.

14.3.2	Withdrawals from Earnings Accounts
withdrawals are made from the Earnings Accounts only for the purpose of:

(i)
paying amounts then due under the Security Documents (other than any prepayment of the Loan pursuant to clauses 4.4 (Prepayment of Total Loss and disposal of the Ship, etc.) or 4.6 (Additional voluntary prepayment) but, for the avoidance of doubt, withdrawals from the Earnings Accounts may be made for the purpose of making a prepayment required under clause 12.1 (Unlawfulness));

(j)
paying amounts then due in respect of the Eligible Swap Liabilities permitted pursuant to clause 8.2.8 (No borrowing or swaps) and Operating Costs of the Ship or for any other purposes in respect of which the Lessee and the Bareboat Charterer are not restricted under the terms of this Agreement;

(k)
payment of funds from one Earnings Account to another or (provided that the relevant account or contract will be subject to valid Account Security and notice of assignment thereof has been given to, and acknowledged by, the relevant Account Bank in accordance with the Account Security) their investment in a Dollar fixed term deposit account or contract placed or made with the relevant Account Bank on terms that the funds so invested and interest earned thereon shall be credited to such Earnings Account on maturity of the relevant fixed term deposit account or contract;

(l)	payment of Equity Distributions permitted under clause 8.2.3 (Equity Distributions);

(m)
prior to the completion of the Commissioning Tests (as defined in the Time Charter), payment to the Time Charterer from the Charterhire Reserve of any refunds of Charterhire required pursuant to the Time Charter and thereafter, any remaining amounts of Charterhire Reserve which shall be released to the Borrower;

(n)	payment of funds to the Debt Service Reserve Account to maintain the DSRA Minimum Amount; and

(o)	unless an Event of Default has occurred and is continuing, paying amounts then due under the Transaction Documents.

14.3.3	Security over accounts
if an account is to be designated as a Debt Service Reserve Account or an Earnings Account for the purposes of the Security Documents there is duly delivered to the Security Agent at or before the time such account is so designated:

(a)
a deed of charge (an Account Charge) in respect of such account, duly executed by the relevant account party in such form as the Security Agent may reasonably require (which shall, so far as the Security Agent considers the circumstances permit), be based upon the agreed form of the Accounts Security or in such other form as the Security Agent may reasonably require for the purpose of creating effective security over such account under any applicable laws;

(b)	such notices to, and acknowledgements from, the relevant Account Bank as may be required by such Account Charge;

(c)
in relation to the account holder executing such Account Charge and such Account Charge itself such documents and evidence in form and substance satisfactory to the Security Agent of the kind referred to in paragraphs 1 to 3 of Part 1 of Schedule 4 as the Security Agent may reasonably require and that such account has been opened; and

(d)	such satisfactory legal opinion as the Security Agent may reasonably require as to the execution, validity and effectiveness of such Account Charge, provided that the Security Agent may waive the delivery of the documents and evidence referred to in clauses 14.3.3(a) to (d) above if it considers that an existing Account Charge constitutes effective and satisfactory security over such account.

14.4	Account Bank
Each of the Borrower and the Creditors hereby acknowledge for the benefit of each Account Bank that no Account Bank is under any obligation to monitor or verify the Borrower’s compliance with the provisions of clause 14 (Accounts).

15	Transfer and lending office

15.1	Benefit and burden
This Agreement shall be binding upon, and enure for the benefit of, each of the Creditors and the Borrower and their respective successors.

15.2	Assignments and transfers by the Lenders

15.2.4
Subject to this clause 15, a lender (Transferor Lender) may assign or transfer any or all of its rights to another bank or financial institution (which shall include, without limitation, GIEK) or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the Transferee Lender).

15.2.5	The Transferor Lender shall consult with the Borrower for an assignment or transfer by a Lender, unless:

(a)	such assignment or transfer is to another Lender, GIEK or an Affiliate of a Lender or GIEK;

(b)	to the extent that the Lender is a fund, such assignment or transfer is to another fund which is related to the Lender; or

(c)	an Event or Default to has occurred and is continuing.

15.2.6
DnB NOR Bank ASA shall require the consent of the Eksportfinans Facility Lender to any assignment or transfer of any or all of its rights under this Agreement if such assignment or transfer would breach the terms of the side letter issued by DnB NOR Bank ASA in favour of GIEK of even date herewith.

15.3	No assignment by Borrower
The Borrower may not assign or transfer any of its rights or obligations under any of the Security Documents without the prior written consent of all the Lenders.

15.4	Transfers

15.4.1
The Transferor Lender wishing to assign or transfer its rights obligations pursuant to clause 15.2 (Assignments and transfers by the Lenders) shall deliver to the Facility Agent a Transfer Certificate duly completed and duly executed by the Transferor Lender and the Transferee Lender.

15.4.2

(a)
Any transfer by a Lender shall be offered and effected in compliance with all applicable laws and regulations. If the Borrower fails to respond to a request for such consent within 10 days of such request being made, the Borrower shall be deemed to have given such consent.

(b)
No such transfer is binding on, or effective in relation to, the Borrower, the Facility Agent, or the Security Agent unless it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.4 and is signed by or on behalf of the Transferor Lender, the Transferee Lender and the Facility Agent (on behalf of itself, the Borrower, the Security Agent, the other Lenders and the Swap Bank).

(c)
Upon signature of any such Transfer Certificate by the Facility Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Facility Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

15.4.3	The following further provisions shall have effect in relation to any Transfer Certificate:

(d)	a Transfer Certificate may be in respect of a Lender’s rights in respect of all or part, of its Commitment and shall be in respect of the same proportion of its Contribution;

(e)
a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Lender in its capacity as a Lender and shall not transfer its rights and obligations as Facility Agent or Security Agent or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of the Agency Agreement;

(f)	a Transfer Certificate shall take effect in accordance with English law as follows:

(iii)
to the extent specified in the Transfer Certificate, the Transferor Lender’s payment rights and all its other rights (other than those referred to in paragraph (b) above) under this Agreement are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower had against the Transferor Lender;

(iv)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(v)	the Transferee Lender becomes a Lender with a Contribution and an undrawn Commitment of the amount specified in the Transfer Certificate;

(vi)
the Transferee Lender becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Agent in accordance with the provisions of the Agency Agreement and to the extent that the Transferee Lender becomes bound by those provisions, the Transferor Lender ceases to be bound by them;

(vii)
the Contributions which the Transferee Lender makes after the Transfer Certificate comes into effect rank in point of priority and security in the same way as it would have ranked had it been made by the Transferor Lender, assuming that any defects in the Transferor Lender’s title and any rights or equities of any Security Party against the Transferor Lender had not existed; and

(viii)
the Transferee Lender becomes entitled to all the rights under this Agreement which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under clauses 3.6 (Market disruption; non availability), 5 (Fees commissions and expenses) and 12 (Unlawfulness and incurred costs), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them;

(g)	the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim; and

(h)
the Borrower, the Security Agent, the Lenders and the Swap Bank hereby irrevocably authorise and instruct the Facility Agent to sign any such Transfer Certificate on its behalf (and, in the case of the Security Agent, on behalf of any Security Party which has in the relevant Security Document given a corresponding authorisation and instruction to the Security Agent) and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Facility Agent shall notify the Borrower, the Security Agent the Transferor Lender, the Transferee Lender, the other Lenders and the Swap Bank.

15.5	Reliance on Transfer Certificate

15.5.1
The Facility Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.5.2
The Facility Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, or, as the case may be, Contributions and administrative details (including the lending office) from time to time of each Lender holding Transfer Certificates and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Facility Agent shall make the said register available for inspection by any Lender, the Security Agent and the Borrower during normal banking hours upon receipt by the Facility Agent of reasonable prior notice requesting the Facility Agent to do so.

15.5.3
The entries on the said register shall, in the absence of manifest error, be prima facie evidence in determining the identities of the Commitments or, as the case may be, the Contributions and the Transfer Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Facility Agent, the Security Agent and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.6	Transfer fees and expenses
If any Lender causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, it shall pay to the Facility Agent for its own account (unless such transfer shall be to an Affiliate of such Lender) a registration fee of $3,500 for each transfer, and shall also pay to the Facility Agent on demand all out of pocket costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, certified by the Facility Agent as having been reasonably and properly incurred by it in connection with such transfer.

15.7	Documenting transfers
If any Lender transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.4 (Transfers) the Borrower undertakes, immediately on being requested to do so by the Facility Agent and at the cost of the Transferor Lender, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of such Lender’s interest in the Security Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests

15.8	Sub-participation
A Lender may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrower.

15.9	Prohibition on Debt Purchase Transactions by the Group
Without the consent of all the Lenders, The Borrower shall not, and shall procure that each other member of the Golar LNG Group and/or World Shipholding Ltd and any Subsidiary of World Shipholding Ltd shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

15.10	Lending office

15.10.1
Each Lender shall lend through its office at the address specified in Schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement.

15.10.2
If the office through which such Lender is lending is changed pursuant to this clause 15.9, such Lender shall notify the Facility Agent promptly of such change and the Facility Agent shall notify the Borrower.

15.11	Disclosure of information
Any Lender may (with the prior written consent of the Borrower such consent not to be unreasonable withheld or delayed) disclose to GIEK, a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with such Lender in relation to this Agreement such information about the Borrower as such Lender shall consider appropriate.

16	Facility Agent, Security Agent and Reference Banks

16.1	Appointment of the Facility Agent and the Security Agent
The terms and basis on which the Facility Agent and the Security Agent have been appointed by the Lenders and the Swap Bank as facility agent and by the Lenders and the Swap Bank as security agent and trustee respectively are set out in the Agency Agreement including, among other things, the manner in which any decision to exercise any right, powers, discretion or authority or to carry out any duty are to be made between the Lenders, the Swap Bank, the Facility Agent and the Security Agent.

16.2	Reference Banks
If:

(a)	the whole of the Contributions (if any) of any Reference Bank is prepaid; or

(b)	the Commitments (if any) of any Reference Bank are reduced to zero in accordance with clauses 4.6 (Additional voluntary prepayment) or 12 (Unlawfulness and increased costs); or

(c)	a Reference Bank transfers the whole of its rights and obligations (if any) as a Lender under this Agreement; or

(d)	where applicable, any Reference Bank ceases to provide quotations to the Facility Agent for the purposes of determining LIBOR, the Facility Agent may, acting on the instructions of the Majority Lenders, terminate the appointment of such Reference Bank and appoint another Lender to replace such Reference Bank.

17	Notices and other matters

17.1	Notices

17.1.2	Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

(e)	be in writing delivered personally or by first‑class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

(f)
be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or seven days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

(g)	be sent:

(i)	to the Borrower at:
c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB

Fax no:    (44) 207 063 7901
Attention:    Chief Financial Officer

(ii)	to the Facility Agent at:
20 St. Dunstan’s Hill
London EC3R 8HY

Fax no:    (44) 207 6265956
Attention:    Shipping Department

(iii)	to the Security Agent at:
20 St. Dunstan’s Hill
London EC3R 8HY

Fax no:    (44) 207 6265956
Attention:    Shipping Department

(iv)	to each Lender at its address or fax number specified in Schedule 1 or in any relevant Transfer Certificate;

(v)	to the Swap Bank at its address or fax number specified in paragraph (a) of Part 4 of the Schedule to the Master Swap Agreement,
or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

17.2	No implied waivers, remedies cumulative

17.2.4
No failure or delay on the part of any Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

17.2.5	The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.3	Further assurance
The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents, be valid and binding obligations of the respective parties thereto and the rights of the Creditors thereunder enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Facility Agent may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

17.4	Conflicts
In the event of any conflict between this Agreement and any of the other Security Documents, the provisions of this Agreement shall prevail unless such prevailing provisions would render the relevant Security Document invalid, non-binding or unenforceable whereupon the relevant Security Document shall (to the extent necessary) prevail.

17.5	English language
All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Facility Agent shall be entitled to rely.

17.6	Contracts (Rights of Third Parties) Act 1999
Other than clause 14.4 which may be enforced by each Account Bank and any provision of this which expressly applies to GIEK, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

18	Governing law and jurisdiction

18.1	Law
This Agreement, and any non-contractual obligations connected with it, are governed by and shall be construed in accordance with English law.

18.2	Submission to jurisdiction

18.2.4
The Borrower agrees, for the benefit of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrower or any of its assets may be brought in the English courts.

18.2.5
The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Golar Management Ltd. at present of 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB to receive for it and on its behalf, service of process issued out of the English courts in such legal action or proceedings.

18.2.6
The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Creditor to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

18.2.7
The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against any Creditor arising out of or in connection with this Agreement and any non-contractual obligations connected with it.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
The Lenders and their Commitments
A.    The Commercial Facility Lenders

Name	Address and fax number	Total Commitment $
DnB NOR Bank ASA	20 St. Dunstan’s Hill, London EC3R 8HY Fax: (44) 207 6265956 Attention: Shipping Department	35,000,000
Citibank, N.A.	33 Canada Square, Canary Wharf, London E14 5LB Fax: (44) 207 043 0390 Attention: Shreyas Chipalkatty	15,000,000
DVB Bank SE	80 Cheapside London EC2V 6EE Fax: (44) 207 618 9750 Att: Conny Urban	25,000,000
	Total:	75,000,000

B.    The Eksportfinans Facility Lender

Name	Address and fax number	Total Commitment $
Eksportfinans ASA	Eksportfinans ASA P.O. Box 1001 Vika N-0119 Oslo, Norway Fax: +47 22 01 22 02 Attention: Loan Administration	50,000,000

Schedule 2
Schedule 3
The Ship
Part 1
Details of the Ship

Name:	Golar Freeze
Official Number:	3805
IMO Number:	905530
Owner:	Sovereign Freeze Limited
Flag State:	Marshall Islands
Port of Registry:	Majuro
Classification:	DNV +1A1 Tanker for Liquified Gas EO Regas 2
Classification Society:	Det Norske Veritas

Part 2
Details of the Time Charter and Management Agreements as at the date of this Agreement

Time Charter: Time Charter dated 20 April 2008 between Golar Freeze UK Limited and Dubai Supply Authority
Approved Management Agreement:
1    Management Agreement dated 8 April 2003 between Golar Freeze UK Limited and Golar Management Limited
2    Sub-Management Agreement dated 17 January 2005 between Golar Management Limited and Wilhelmsen Ship Management AS

Part 3
Details of the Conversion Contracts

No.	Document
1
Conversion contract for the conversion of the Ship dated 30 July 2009 between GOLAR FRSU 2 Corporation and Keppel Shipyard Ltd as novated to the Lessor pursuant to a novation agreement dated 9 November 2009

2
The contract for the construction of a regasification unit dated 25 March 2008 between GOLAR FSRU 2 Corporation and Hamworthy Gas Systems AS as novated to the Lessor pursuant to a novation agreement between 9 November 2009.

Schedule 4
Form of Drawdown Notice

To:    [Name and address of Facility Agent]
Attention:

[●]
$125,000,000
Facilities Agreement dated [●] 2010 (the Facilities Agreement)

1
We refer to the Facilities Agreement and hereby give you notice that we wish to draw the Loan (in the amount of $125,000,000) and we select an Interest Period in respect thereof of [•] Months. The funds should be credited to [name and number of account] with [details of bank in New York City].

2	We confirm that:

(a)	no Default has occurred and is continuing or will result from our borrowing the Loan;

(b)
the representations and warranties contained in clause 7.1 of the Facilities Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date; and

(c)
the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

3	Words and expressions defined in the Facilities Agreement shall have the same meanings where used herein.

For and on behalf of

.........................................................
Golar Freeze Holding Co.
Schedule 5
Schedule 6
Documents and evidence required as conditions precedent
(referred to in clause 9)
Part 1
General

1	Corporate authorisation
In relation to each Security Party:

(a)	Constitutional documents
Copies certified by an officer of each Security Party, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party.

(b)	Resolutions
Copies of resolutions of each of its board of directors and (if relevant) its stockholders approving such of the Transaction Documents and the Security Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified by an officer of such Security Party:

(i)	being true and correct;

(ii)	being duly passed at meetings of the directors of such Security Party and (if applicable) of the stockholders of such Security Party each duly convened and held;

(iii)	not having been amended, modified or revoked; and

(iv)	being in full force and effect,
together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions.

(c)	Certificate of incumbency
A list of directors and officers of each Security Party specifying the names and positions of such persons, certified by an officer of such Security Party to be true, complete and up to date.

2	Consents
A certificate from an officer or other authorised person of each Security Party confirming that all consents, authorisations, licences or approvals that are necessary for such Security Party to authorise, or are required by each Security Party or any other party (other than the Creditors) in connection with, the execution, delivery, and performance of the Transaction Documents and the Security Documents to which they are or will be a party have been obtained or will be obtained on or prior to the Drawdown Date.

3	Process agent
An original or certified true copy of a letter from each Security Party’s agent for receipt of service of proceedings accepting its appointment under this Agreement and the other Transaction Documents and Security Documents as the relevant Security Party’s process agent.

4	Fees
Evidence that the fees due under clauses 5.1.1 (Arrangement Fee) and 5.1.3 (Agency Fee) have been paid in full.

5	Construction Cost Summary

(a)
A copy of a Construction Cost Summary in respect of the conversion of the Ship to an FSRU in a form and substance acceptable to the Lenders, GIEK and the Independent Engineer certified by an officer of the Borrower as being true and complete;

(b)
A due diligence report from the Independent Engineer in respect of the conversion of the Ship to an FSRU in a form and substance acceptable to the Lenders and GIEK containing (inter alia) evidence satisfactory to the Lenders and GIEK in consultation with the Independent Engineer that the ratio of the Charterhire anticipated to be payable during the currency of this Agreement to the Total Commitments is equal to or greater than 1.40:1.

6	GIEK Requirements
Evidence, satisfactory to the Agent that:

(a)	the Lessor Parent Support Letter is valid and enforceable;

(b)
the Borrower, the Bareboat Charterer and the Parent are in compliance with all laws, rules, regulations (including environmental regulations) and hold any permits and/or approval, in each case as may be required by the government of Dubai; and

(c)	a compliance letter under clause 8.1.13 (Undertakings) has been provided to GIEK in a form acceptable to GIEK.

7	GIEK Guarantee
A duly executed original of the GIEK Guarantee and evidence that the conditions listed in clause 12 of the GIEK Guarantee have been satisfied in full or waived.

Part 2
CONDITIONS PRECEDENT TO THE DRAWDOWN DATE

1	Previous Facility
Repayment of the relevant tranche of the Previous Facility relevant to the Ship in full including such interest accrued up to and including the Drawdown Date.

2	Lessor and ship conditions

(a)	Evidence that:

(i)	Registration and encumbrances
the Ship is registered in the name of the Lessor in the Registry and that the Ship and its Earnings, Insurances and the Requisition Compensation are free from Encumbrances other than Permitted Encumbrances;

(ii)	Classification
the Ship maintains its Classification free of all material overdue requirements and recommendations of its Classification Society;

(iii)	Insurance
the Ship is insured in accordance with the provisions of the Security Documents and all requirements of the Security Documents in respect of such insurances have been complied with; and

(iv)	Time Charter
the Ship remains in service under the Time Charter.

(b)	Equivalent evidence, consistent with the Golar Winter Transaction Documents, to paragraph 2(a) with respect to the Golar Winter.

3	Security Documents
Each of the following documents duly executed in form and content satisfactory to the Lenders by the relevant Security Party together with the notices of assignment and acknowledgements thereof and other documents referred to therein duly executed by the relevant Security Party:

(a)	the Agency Agreement;

(b)	any Master Swap Agreement;

(c)	the Security Assignment;

(d)	the Four Party Deed;

(e)	the Mortgage (together with the Mortgage Transfer);

(f)	the Proceeds Account Charge;

(g)	the Guarantees;

(h)	the Lessor Parent Support Letter;

(i)	the Proceeds Deed;

(j)	the Share Security;

(k)	the Account Security;

(l)	the Manager’s Undertaking;

(m)	the Standby Purchaser Share Security;

(n)	the Swap Assignment;

(o)	the Quiet Enjoyment Letter;

(p)	the Golar Winter Security Documents;

(q)	any notices of assignment; and

(r)	such other documents as the Facility Agent may reasonably require.

4	Certified Copies of Transaction Documents
A copy, certified as a true and complete copy by a duly authorised signatory of the Borrower of each of the Transaction Documents and the Golar Winter Transaction Documents.

5	Leasing arrangements
Evidence satisfactory to the Facility Agent that the persons who have executed on behalf of the Lessor, Santander UK plc, the Proceeds Account Bank and the Standby Purchaser Account Bank, the Transaction Documents and/or Security Documents to which they are respectively a party were properly authorised to do so.

6	Legal opinions
Such legal opinions or supplemental legal opinions in relation to the laws of England, UAE and the Marshall Islands (or confirmation that such legal opinions will be issued in an agreed form in due course) and any other legal opinions as the Facility Agent shall in its reasonable discretion deem appropriate.

7	Insurance notices
A notice of assignment of insurances in respect of the Ship in six originals signed by each of the Lessor, the Lessee, the Bareboat Charterer and the Approved Manager. A notice of assignment of insurances in respect of the Golar Winter in six originals signed by each of the Golar Winter Lessor, the Golar Winter Lessee and the Golar Winter Bareboat Charterer.

8	Insurance opinion
An opinion from such insurance consultants to the Facility Agent as the Facility Agent may require on the insurances effected in respect of the Ship and the Golar Winter upon and following the Drawdown Date.

9	Accounts
Evidence that each of the Accounts have been opened with the relevant Account Bank and at least one Dollar has been deposited in each of them.

10	Confirmation from the Independent Engineer
A certificate from the Independent Engineer addressed to the Facility Agent confirming that the Actual Delivery Date has occurred and that the Ship will be capable of meeting the requirements of the Time Charter following completion of the Commissioning Tests (as defined in the Time Charter).

11	Confirmation of Project Cost
A certificate from an officer of the Borrower, confirming:

(a)	the total Project Cost as at the Drawdown Date,

(b)	that such amounts of Project Cost due on or before the date of the certificate have been paid in full and supplying evidence satisfactory to the Facility Agent of such payment;

(c)	the projected amounts of Project Cost arising after the Drawdown Date; and

(d)	that the total Project Cost is, or is to be, at least $185,000,000 comprising the following items, and advising the actual amount of such items:

(ix)	up to $35,000,000 towards repayment of the Previous Facility;

(x)	up to $145,000,000 towards Completion Costs; and

(xi)	the balance of the DSRA as at the Actual Delivery Date.

12	Norwegian Equity Contribution
Evidence of the amount of the Norwegian Project Costs, and if the Eksportfinans Facility Limit is reduced by reason of the Norwegian Project Costs being insufficient to satisfy the conditions of the GIEK Guarantee, evidence that the Parent has made an Equity Contribution in an amount equal to the amount of such reduction.

13	Debt Service Reserve Account
Evidence that 75% of the initial DSRA Minimum Amount will be paid to the Debt Service Reserve Account from the Loan.

14	Others matters
Such other documents or evidence as the Facility Agent may reasonably require as notified to the Borrower at least five Banking Days before the expected Drawdown Date.

Schedule 7
Form of Transfer Certificate
(referred to in clause 15.3)
Transfer Certificate

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Facilities Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:	[●], as agent on its own behalf and for and on behalf of the Borrower, the Security Agent and the Lenders defined in the Facilities Agreement referred to below.
[●] 20[●]
Attention:    [●]
This certificate (Transfer Certificate) relates to a Facilities Agreement dated [●] 2010 (as amended from time to time the Facilities Agreement) and made between (1) Golar Freeze Holding Co. as borrower (the Borrower), (2) DnB NOR Bank ASA, Citigroup Global Markets Limited and DVB Bank SE as mandated lead arrangers, (3) the banks and financial institutions defined therein as lenders (the Lenders), (4) DnB NOR Bank ASA as Swap Bank (the Swap Bank), (5) DnB NOR Bank ASA as facility agent, (6) DnB NOR Bank ASA as security agent and (7) DnB NOR Bank ASA as bookrunner for a loan facility of up to $125,000,000. Terms defined in the Facilities Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.
In this Certificate:
the “Transferor” means [full name] of [lending office]; and
the “Transferee” means [full name] of [lending office].

1
The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Lender under or by virtue of the Facilities Agreement and all the Security Documents in relation to [ ] per centum ([ ]%) of the Contribution of the Transferor (or its predecessors in title) which are set out below:

Date of Contribution                            Amount

[●]                                        $ [●]

2
By virtue of this Transfer Certificate and clause 15 of the Facilities Agreement, the Transferor is discharged [entirely from its undrawn Commitment which amounts to $[●]] [from [●] per centum ([●]%) of its undrawn Commitment, which percentage represents $[●]].]

3
The Transferee hereby requests the Borrower, the Facility Agent, the Security Agent and the Lenders and the Swap Bank to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Facilities Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4	The Transferee:

(a)
confirms that it has received a copy of the Facilities Agreement and the Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

(b)
confirms that it has not relied and will not hereafter rely on the Transferor, the Facility Agent or the Security Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Facilities Agreement, any of the Security Documents or any such documents or information;

(c)
agrees that it has not relied and will not rely on the Transferor, the Facility Agent, the Security Agent, the Lenders or the Swap Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other Security Party (save as otherwise expressly provided therein);

(d)
warrants that it has power and authority to become a party to the Facilities Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Facilities Agreement and the Security Documents;

(e)	acknowledges and accepts the provisions of paragraph 4(iii) above; and

(f)
if not already a Lender, appoints the Facility Agent to act as its agent and the Security Agent to act as its trustee as provided in the Agreement and the Security Documents and agrees to be bound by the terms of the Agency Agreement.

5	The Transferor:

(a)	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

(b)
warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, [the country in which the Transferor is incorporated and the country in which its lending office is located]; and

(c)
agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6
The Transferee hereby undertakes with the Transferor and each of the other parties to the Facilities Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Facilities Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7
By execution of this Transfer Certificate on their behalf by the Facility Agent and in reliance upon the representations and warranties of the Transferee, the Borrower, the Facility Agent, the Security Agent, the Bookrunner, the Lenders and the Swap Bank accept the Transferee as a party to the Facilities Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Facilities Agreement and the Security Documents will be assumed by the Transferee (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Agent as provided by the Agency Agreement and the Facilities Agreement) after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8	None of the Transferor, the Facility Agent, the Security Agent, the Bookrunner, the Lenders or the Swap Bank:

(a)
makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Agreement or any of the Security Documents or any document relating thereto;

(b)
assumes any responsibility for the financial condition of the Borrower or any other Security Party or any party to any such other document or for the performance and observance by the Borrower or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9
The Transferor and the Transferee each undertake that they will on demand fully indemnify the Facility Agent and the Security Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Facility Agent’s or Security Agent’s gross negligence or wilful misconduct, as the case may be.

10	The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Agreement and the Security Documents.

11	This Transfer Certificate shall be governed by, and construed in accordance with, English law.
Transferor                    Transferee

By:                            By:

Dated:                        Dated:

Agent

Agreed for and on behalf of itself as Facility Agent, the Borrower, the Security Agent, the Lenders, the Swap Bank and all other parties to the Agency Agreement

[•]
By:
Dated:

Note:
The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Security Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each individual Lender to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule

Outstanding Contribution    $ [●]
Undrawn Commitment ($)    $ [●]
Portion Transferred     [●]%

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Fax:
Account for payments:

Schedule 8
Schedule 9
Calculation of Additional Cost

1
The Additional Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank and the requirements of the Norwegian Financial Services Authority (Finanstilsynet).

2
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Lender, in accordance with the paragraphs set out below. The Additional Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the Commitments of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from an office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent as the cost of complying with the minimum reserve requirements of the European Central Bank.

4
The additional cost rate for any Lender lending from an office in Norway will be the percentage notified by that Lender to the Facility Agent as the cost of complying with the minimum reserve requirements of the Norwegian Financial Services Authority (Finanstilsynet).

5	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to an amount in Sterling:
per cent. per annum

(b)	in relation to an amount in any currency other than Sterling:
per cent. per annum.
Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Additional Cost) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E
is the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of that Lender.

6	For the purposes of this schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Regulations means the Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision;

(c)	Fee Base has the meaning given to it, and will be calculated in accordance with, the Fees Regulations; and

(d)
Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

7
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

8
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the office through which it will perform its obligations under this Agreement; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph.

9
The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraph 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical Lender from its jurisdiction of incorporation with an office in the same jurisdiction as the office through which it is performing its obligations under this Agreement.

10
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3 and 8 above is true and correct in all respects.

11
The Facility Agent shall distribute the additional amounts received as a result of the Additional Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3 and 8 above.

12
Any determination by the Facility Agent pursuant to this schedule in relation to a formula, the Additional Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be prima facie evidence.

13
The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all the parties to this Agreement any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank, or the Norwegian Financial Services Authority (Finanstilsynet) (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be prima facie evidence.

Schedule 10
Compliance Certificate

Officer’s Certificate issued pursuant to a
$125,000,000 Facilities Agreement dated [●] 2010 (the Facilities Agreement)
I, [●], the Chief Financial Officer of Golar LNG Limited, hereby certify that:

1
Attached hereto are the latest [Annual Financial Statements][Quarterly Financial Statements] for the [•] period ended on [•] (the Reference Date) for Golar Freeze Holding Co. (the Borrower). Such financial statements [were prepared in accordance with GAAP] [were not prepared in accordance with GAAP and attached hereto is a statement of the full details of the adjustments required to such statements to reflect GAAP as necessary to calculate the amounts referred to in paragraph 2 below].

2	Attached hereto is a statement of the amounts:

(a)	of Charterhire;

(b)	of Consolidated Debt Service;

(c)	of Golar Winter Time Charter Payments;

(d)	withdrawn from the Golar Winter Earnings Accounts
as at, and for each relevant period ended on, the Reference Date.

3
The Borrower has complied with each of the financial undertaking set out in clause 8.4 (Financial undertaking; Debt service coverage ratio) of the Facilities Agreement and is not in default in the performance or observance of such covenant [specify any exceptions].

4	As at [date] no Event of Default or Golar Winter Termination Event has occurred and is continuing [specify any exceptions].

5
The person executing this certificate on our behalf has full information concerning our financial affairs and has executed the same after having made due investigation and enquiry as to the accuracy of the information herein contained.

Terms used herein and not otherwise defined herein shall have the meanings set forth in the said Facilities Agreement. This certificate is rendered pursuant to clause 8.1.5(b)(ii) of the Facilities Agreement.
IN WITNESS WHEREOF, the undersigned has set his hand this [●] day of [●] [20●].
GOLAR LNG LIMITED

By: .......................................………...

Schedule 11
Original Repayment Schedule
Part A - Commercial Loan Facility

Number	Date	Repayment Amount
1	16-Sep-2010	1,843,282
2	16-Dec-2010	1,870,932
3	16-Mar-2011	1,898,995
4	16-Jun-2011	1,927,480
5	16-Sep-2011	1,956,393
6	16-Dec-2011	1,985,739
7	16-Mar-2012	2,015,525
8	16-Jun-2012	2,045,757
9	16-Sep-2012	2,076,444
10	16-Dec-2012	2,107,590
11	16-Mar-2013	2,139,204
12	16-Jun-2013	2,171,292
13	16-Sep-2013	2,203,862
14	16-Dec-2013	2,236,920
15	16-Mar-2014	2,270,474
16	16-Jun-2014	2,304,531
17	16-Sep-2014	2,339,099
18	16-Dec-2014	2,374,185
19	16-Mar-2015	2,409,798
20	17-Apr-2015	34,822,499

Part B - Eksportfinans Loan Facility

Number	Date	Repayment Amount
1	16-Sep-2010	1,562,500
2	16-Dec-2010	1,562,500
3	16-Mar-2011	1,562,500
4	16-Jun-2011	1,562,500
5	16-Sep-2011	1,562,500
6	16-Dec-2011	1,562,500
7	16-Mar-2012	1,562,500
8	16-Jun-2012	1,562,500
9	16-Sep-2012	1,562,500
10	16-Dec-2012	1,562,500
11	16-Mar-2013	1,562,500
12	16-Jun-2013	1,562,500
13	16-Sep-2013	1,562,500
14	16-Dec-2013	1,562,500
15	16-Mar-2014	1,562,500
16	16-Jun-2014	1,562,500
17	16-Sep-2014	1,562,500
18	16-Dec-2014	1,562,500
19	16-Mar-2015	1,562,500
20	16-Jun-2015	1,562,500
21	16-Sep-2015	1,562,500
22	16-Dec-2015	1,562,500
23	16-Mar-2016	1,562,500
24	16-Jun-2016	1,562,500
25	16-Sep-2016	1,562,500
26	16-Dec-2016	1,562,500
27	16-Mar-2017	1,562,500
28	16-Jun-2017	1,562,500
29	16-Sep-2017	1,562,500
30	16-Dec-2017	1,562,500
31	16-Mar-2018	1,562,500
32	16-Jun-2018	1,562,500

Schedule 12
Form of DSRA Letter of Credit
To:    DnB NOR Bank ASA
[●]
(the Beneficiary)
[Date]
Irrevocable Standby Letter of Credit no. [●]
We refer to the Facilities Agreement dated [●] between, amongst others, you as security agent and Golar Freeze Holding Co. (the Borrower) as borrower whereby the Lenders (as defined therein) make loan facilities of up to $125,000,000 available to the Borrower (the Facilities Agreement).
Words and expressions defined in the Facilities Agreement shall have the same meanings when used herein as is given to them in the Facilities Agreement.
At the request of the Borrower, we as issuing bank (Issuing Bank) issue this irrevocable standby letter of credit (Letter of Credit) in your favour on behalf of the Creditors (as defined in the Facilities Agreement) on the following terms and conditions:

1	Definitions
In this Letter of Credit:
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [•].
Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.
Expiry Date means [●].
Total L/C Amount means [●].

2	Issuing Bank's agreement

(a)
The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [●] p.m. ([•] time) on the Expiry Date.

(b)
Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)
The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3	Expiry

(a)
The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)
Unless previously released under clause 3.1 above, on [●] p.m. ([•] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under this Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4	Payments
All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5	Delivery of Demand
Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or email and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

6	Assignment
The Beneficiary's rights under this Letter of Credit may be assigned or transferred only to a successor security trustee appointed in accordance with the Agency Agreement (as defined in the Facilities Agreement).

7	ISP 98
Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8	Governing Law
This Letter of Credit, and any non-contractual obligations arising from it, are governed by English law.

9	Jurisdiction
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.
Yours faithfully,

[Issuing Bank]
By:
FORM OF DEMAND

To:    [ISSUING BANK]

[Date]

Dear Sirs
Standby Letter of Credit no. [●] issued in favour of DnB NOR Bank ASA (Letter of Credit)
We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1	We certify that the sum of [●] is due. We therefore demand payment of the sum of [●].

2	Payment should be made to the following account:
Name:
Account Number:
Bank:

3	The date of this Demand is not later than the Expiry Date.
Yours faithfully

………………………………………                ………………………………………….
(Authorised Signatory)    (Authorised Signatory)

For and on behalf of
DnB NOR Bank ASA

Facility Agreement Execution Page

The Borrower

SIGNED by	)

for and on behalf of	) /s/ Roger Swan

GOLAR FREEZE HOLDING CO.	) ..........................………

pursuant to a Power of Attorney	) Attorney-in-Fact

DnB NOR Bank ASA

SIGNED by	)

for and on behalf of	)

DnB NOR BANK ASA	)

as a Mandated Lead Arranger, a Commercial Facility	)

Lender, Facility Agent, Security Agent, Bookrunner and	) /s/ Richard Howley

Swap Bank	) …………………………..

pursuant to a Power of Attorney	) Attorney-in-Fact

Citigroup Global Markets Limited

SIGNED by	)

for and on behalf of	)

CITIGROUP GLOBAL MARKETS LIMITED	) /s/ Richard Howley

as a Mandated Lead Arranger	) …………………………..

pursuant to a Power of Attorney	) Attorney-in-Fact

Citibank N.A.

SIGNED by	)

for and on behalf of	) /s/ Richard Howley

CITIBANK N.A.	)

as a Commercial Facility Lender	) …………………………..

pursuant to a Power of Attorney	) Attorney-in-Fact

DVB Bank SE

SIGNED by	)

for and on behalf of	)

DVB BANK SE	)

as a Mandated Lead Arranger and Commercial Facility	) /s/ Richard Howley

Lender	) …………………………..

pursuant to a Power of Attorney	) Attorney-in-Fact

The Eksportfinans Facility Lender

SIGNED by	)

for and on behalf of	)

EKSPORTFINANS ASA	)

as the Eksportfinans Facility Lender	) /s/ Richard Howley and Kelli Bodal Hanson

pursuant to a Power of Attorney	) Attorney-in-Fact

4